Exhibit (a)(1)





                               OFFER TO PURCHASE
                                  UP TO 17,500
                       BENEFICIAL ASSIGNMENT CERTIFICATES
                                      in
                        LIBERTY TAX CREDIT PLUS III L.P.
                                      for
                          $588.20 NET PER BAC IN CASH
                                       by
                       LEHIGH TAX CREDIT PARTNERS L.L.C.



--------------------------------------------------------------------------------
    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 8, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------


     Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company ("the Purchaser") and an affiliate of a general partner of the Partnership (as defined below), hereby offers to purchase up to 17,500 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests ("Limited Partnership Interests") in Liberty Tax Credit Plus III L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $588.20 per BAC, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $10 per BAC for each month (or part of a month) between May 31, 1997 and the date of transfer for BACs transferred after May 31, 1997. BACs HOLDERS WHO TENDER THEIR BACs WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 17,500 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 12.6% of the BACs outstanding as of the date of this Offer.

                           -------------------------

   THE PURCHASER AND RELATED CREDIT PROPERTIES III L.P., A GENERAL PARTNER OF THE PARTNERSHIP, ARE AFFILIATED.

                           -------------------------

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF BACs BEING TENDERED. SEE SECTION 14 ("CONDITIONS OF THE OFFER").

                           -------------------------

   IN ORDER TO COMPLY WITH CERTAIN RESTRICTIONS SET FORTH IN THE PARTNERSHIP'S AMENDED AGREEMENT OF LIMITED PARTNERSHIP, TENDERS OF LESS THAN ALL BACs OWNED BY A BACs HOLDER THAT WOULD RESULT IN A BACs HOLDER HOLDING LESS THAN 5 BACs WILL NOT BE ACCEPTED.

                           -------------------------

Before tendering, BACs holders are urged to consider the following factors:

[bullet] BACs holders who have a present or future need for the tax credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

[bullet] Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Partnership (the "Properties") could differ significantly from the Purchase Price. See Section 13 ("Purchase Price Considerations").

[bullet] If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote, including decisions regarding removal of any General Partner, certain amendments to the Partnership Agreement (as defined in the Glossary) and dissolution of the Partnership.

                                   IMPORTANT

     Any (i) BACs holder, (ii) beneficial owner, in the case of BACs owned by Individual Retirement Accounts or Keogh Plans (a "Beneficial Owner"), or (iii) person who has purchased BACs but has not yet been reflected on the Partnership's books as a transferee of such BACs (an "Assignee"), desiring to tender any or all of such person's BACs should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, or a facsimile copy thereof, and any other required documents to Related Capital Company (the "Information Agent/Depositary"), at the address or facsimile number set forth below, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to BACs holders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be directed to the Information Agent/Depositary.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     EACH BACs HOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

                       For Additional Information Call:

                            Related Capital Company
                               625 Madison Avenue
                            New York, New York 10022
                          Attention: Denise Bernstein
                     Telephone: (800) 600-6422 (ext. 2030)
                           Facsimile: (212) 593-5794

                               TABLE OF CONTENTS


                                                                         Page
                                                                        ------
INTRODUCTION   ......................................................    1
THE TENDER OFFER  ...................................................    4
   1.              Terms of the Offer  ..............................    4
   2.              Proration; Acceptance for Payment and
                    Payment for BACs  ...............................    5
   3.              Procedures for Tendering BACs   ..................    6
   4.              Withdrawal Rights   ..............................    7
   5.              Extension of Tender Period; Termination;
                    Amendment   .....................................    8
   6.              Certain Federal Income Tax Consequences  .........    9
   7.              Effects of the Offer   ...........................   11
   8.              Purpose of the Offer; Future Plans    ............   12
   9.              Certain Information Concerning the Partnership   .   13
   10.             Certain Information Concerning the Purchaser   ...   22
   11.             Background Of The Offer   ........................   23
   12.             Source Of Funds  .................................   23
   13.             Purchase Price Considerations   ..................   24
   14.             Conditions of the Offer   ........................   25
   15.             Certain Legal Matters  ...........................   26
   16.             Certain Fees and Expenses    .....................   27
   17.             Miscellaneous    .................................   27
Appendix A.        Glossary   .......................................  A-1
Schedule I.        Information with respect to the executive
                    officers and directors of Lehigh Tax Credit
                    Partners, Inc. ..................................  S-1
Schedule II.       Local Partnership schedule   .....................  S-2
Schedule III.      Certain information concerning the Properties  ...  S-6

To the Holders of Beneficial Assignment Certificates of
Liberty Tax Credit Plus III L.P.:

                                 INTRODUCTION

     Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company ("the Purchaser") and an affiliate of a general partner of the Partnership (as defined below), hereby offers to purchase up to 17,500 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing limited partnership interests in Liberty Tax Credit Plus III L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $588.20 per BAC, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $10 per BAC for each month (or part of a month) between May 31, 1997 and the date of transfer for BACs transferred after May 31, 1997. BACs holders who tender their BACs will not be obligated to pay any commissions or Partnership transfer fees, which commissions and fees will be borne by the Purchaser. The 17,500 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 12.6% of the BACs issued and outstanding as of the date of this Offer.

     The Purchaser is affiliated with Related Credit Properties III L.P. ("RCP"), one of the general partners of the Partnership (the "General Partners"). In order to comply with certain restrictions set forth in the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     The Purchaser is making the Offer in response to a potential tender offer by Everest Properties, Inc. ("Everest"). Everest has sought to obtain the list of the names and addresses of the BACs holders, but the Partnership has resisted this request for the reasons set forth below and the matter is now in litigation pending in Delaware. Based upon information received by the Purchaser from RCP, its affiliate and one of the General Partners, the Purchaser reasonably believes that Everest intends to commence a tender offer for less than 5% of the BACs outstanding and on terms less favorable than the Purchaser's Offer, which terms are believed to include a lower cash purchase price, no withdrawal rights and no rights to proration. There can be no assurance, however, that Everest will commence such a tender offer or, if commenced, that it will be on these anticipated terms or on terms less favorable to BACs holders than the Purchaser's Offer. The Purchaser's Offer is being made to provide BACs holders who have a present or anticipated need for liquidity with an opportunity to sell their BACs. See Section 11 ("Background of the Offer").

     Additionally, the Purchaser is making this Offer because it believes that the BACs represent an attractive investment at the price offered based upon, in part, the expected remaining Tax Credits and tax losses. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of BACs (either by the Purchaser or BACs holders who retain their BACs) will remain a speculative investment. The Purchaser is acquiring the BACs for investment purposes and does not intend to make any effort to change current management or the operations of the Partnership. Because the Purchaser is affiliated with RCP, one of the General Partners, the Purchaser's acquisition of BACs may have the effect of making any future change of current management more difficult. The Purchaser has no current plans for any extraordinary transaction involving the Partnership.

     Factors to be considered by BACs holders. In considering the Offer, BACs holders are urged to consider the following factors:

[bullet] BACs holders who have a present or future need for the Tax Credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

[bullet] Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of the BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Partnership (the "Properties") could differ significantly from the Purchase Price. See
         Section 13 ("Purchase Price Considerations").

[bullet] There may be a conflict between the desire of the Purchaser to acquire the BACs at a low price and the desire of the BACs holders to sell their BACs at a high price. Therefore, BACs holders might receive greater value if they hold their BACs, rather than tender, continue to be allocated Tax Credits and tax losses, and receive any distributions from operations and any proceeds, if any, from the liquidation of the Partnership. Alternatively, BACs holders may prefer to receive the Purchase Price now rather than wait to be allocated future Tax Credits and tax losses and uncertain future cash distributions. The return to BACs holders could be higher or lower than the Purchase Price for persons who retain their BACs.

[bullet] The Purchaser has been formed and the Offer is being made in order to acquire BACs for investment purposes. The Purchaser intends to sell membership interests in the Purchaser to third parties with a need for the Tax Credits and/or tax losses attributable to the tendered BACs. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate Purchase Price for the tendered BACs plus the Purchaser's expenses in conducting and consummating the Offer and financing the purchase of the tendered BACs. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests.

         Affiliates of the Purchaser, however, expect to arrange the sale of membership interests of the Purchaser to third parties upon conclusion of the Offer. In connection with such sales and in consideration for structuring this transaction, it is expected that those affiliates will earn fees. These fees will be, in part, dependent on the amount third parties are willing to pay for membership interests and the amount of membership interests sold. There can be no assurance, however, that any membership interests in the Purchaser will be sold or at what price.

[bullet] If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote. Additionally, because the Purchaser is affiliated with a General Partner, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's current management more difficult. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 12.6% of the outstanding BACs. After April 4, 2007 (the "Standstill Expiration Date"), the ownership of tendered BACs by the Purchaser could effectively (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by certain non-tendering BACs holders. Under the Partnership Agreement, Limited Partners and BACs holders holding more than 50% of aggregate Limited Partnership Interests and BACs representing Limited Partnership Interests are entitled, either directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the dissolution of the Partnership; approving the removal of any General Partner and proposing and approving a replacement therefor; and most types of amendments to the Partnership Agreement. Although the Purchaser does not have any current intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as the majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal (i) to remove RCP as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RCP or its affiliates.

[bullet] Substantially all of the properties owned by the Local Partnerships in which the Partnership has an interest began to qualify for Housing Tax Credits in 1990 and 1991. Housing Tax Credits are generally available for 10 years. The amount of the Housing Tax Credits claimed by the Partnership was $19,673,000 for the 1995 fiscal year, $19,765,000 for the 1994 fiscal year, and $19,766,000 for the 1993 fiscal year. Although there can be no assurances as to whether Housing Tax Credits will continue to be available, the Purchaser estimates that a total of approximately $540 Housing Tax Credits per BAC will be available during the period beginning May 1, 1997 and ending December 31, 2002. In addition, although there can be no assurances as to whether tax losses will continue to be available, in recent years each BAC has been allocated approximately $115 of tax losses and the Purchaser estimates that each BAC will be allocated (a) approximately $115 of tax losses per year through December 31, 2007, and (b) approximately $990 of taxable income upon a liquidation of the Partnership, assuming no cash distributions are made. Actual future tax benefits may differ significantly from the foregoing estimates. Tax losses are less valuable than tax credits because tax losses can reduce income (thereby resulting in a savings equal to the product of the tax loss and the taxpayer's applicable tax rate) and require a reduction in tax basis (which may cause taxable income to be recognized in subsequent years), whereas tax credits result in a dollar-for-dollar reduction in tax liability. BACs holders should consider whether the Purchase Price is more valuable to them than the present value of anticipated future tax benefits.

     BACs holders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

[bullet] Although there are some limited resale mechanisms available to the BACs holders wishing to sell their BACs, there is no formal or organized trading market for the BACs. The Partnership's Form 10-K for the fiscal year ended March 31, 1996 (the "Form 10-K") states: "Neither the BACs nor the Limited Partnership Interests are traded on any established market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Accordingly, BACs holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of BACs holders with an opportunity to dispose of their BACs for cash, which alternative otherwise might not be available to them. Although the Purchase Price exceeds the estimated fair value of a BAC as determined by an independent valuation (see Section 13, "Purchase Price Considerations"), the Purchase Price is not intended to represent either the fair market value of a BAC or the fair market value of the Tax Credits and tax losses attributable to each BAC and the Partnership's assets on a per BAC basis.

[bullet] The Offer will provide BACs holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

[bullet] Although not necessarily an indication of value, the $588.20 Purchase
         Price is a premium over the $582.82 weighted average selling price for BACs reported in the limited and sporadic secondary market during the two-month period ended January 31, 1997. See Section 13 ("Purchase Price Considerations"). Such secondary market selling prices do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 5 BAC sales transaction, range from 5% to 8.75% of the sales price (which would result in a reduction of the net proceeds to the seller of at least approximately $29.00 per BAC).

[bullet] The Offer may be attractive for BACs holders whose circumstances have changed such that anticipated future allocation of Tax Credits and tax losses may no longer be beneficial to them.

[bullet] Acceptance of the Offer will eliminate any future risk to the selling
         BACs holder of recapture of the Tax Credits received, since such risk will be borne by the Purchaser. The Purchaser believes, however, that any risk of such recapture is minimal.

[bullet] General disenchantment with real estate investments and with long-term investments in limited partnerships because of, among other things, their illiquidity.

[bullet] The Offer may be attractive to certain BACs holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from an ownership of BACs.

[bullet] The Offer provides BACs holders with the opportunity to liquidate their BACs and to reinvest the proceeds in other investments should they desire to do so.

[bullet] The Purchaser believes that the BACs represent an attractive investment at the Purchase Price based upon, in part, the expected remaining Tax Credits and tax losses. There can be no assurance, however, that this judgment is correct. Therefore, ownership of BACs will remain a speculative investment.

     Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. See Section 8 ("Purpose of the Offer; Future Plans").

     The Offer is not conditioned upon any minimum number of BACs being tendered. If, as of the Expiration Date, more than 17,500 BACs are validly tendered and not properly withdrawn, the Purchaser will only accept for purchase on a pro rata basis 17,500 BACs, subject to the terms and conditions herein. See
Section 14 ("Conditions of the Offer").

     BACs holders are urged to consider carefully all of the information contained herein before accepting the Offer.

     The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions. See Section 7 ("Effects of the Offer"). In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     According to the Form 10-Q, there were 139,101.5 BACs issued and outstanding, which represent 27,820.3 Limited Partnership Interests issued to the Assignor Limited Partner. The 10-K reports that as of June 1, 1996 the Partnership had 9,082 registered holders of the issued and outstanding BACs. The Purchaser owns 95 BACs.

     Except as otherwise indicated, information contained in this Offer to Purchase is based upon documents and reports publicly filed by the Partnership with the Commission. Although the Purchaser has no information that any statements contained in this Offer to Purchase are untrue, the Purchaser does not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     Each BACs holder must make his or her own decision based on his or her particular circumstances. BACs holders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. BACs holders are urged to read this Offer to Purchase, the related Letter of Transmittal and the other accompanying materials carefully before deciding whether to tender their BACs.

                               THE TENDER OFFER

     1. Terms of the Offer.

     Upon the terms of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 17,500 BACs that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 12:00 midnight, New York City time, on May 8, 1997, unless the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO BACs HOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL BACs ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH BACs WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

     The Offer is conditioned on satisfaction of certain conditions. See Section 14 ("Conditions of the Offer"). The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the BACs tendered, terminate the Offer and return all tendered BACs to tendering BACs holders, (ii) waive all the then unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BACs validly tendered, (iii) extend the Offer and, subject to the right of BACs holders to withdraw BACs until the Expiration Date, retain the BACs that have been tendered during the period or periods for which the Offer is extended, or
(iv) amend the Offer.

     At the request of the Purchaser, and pursuant to Rule 14d-5 of the Exchange Act, this Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed, at the Purchaser's expense, by the Partnership to BACs holders, Beneficial Owners and Assignees who hold BACs, to the extent their names and addresses are reflected on the books and records of the Partnership.

     2. Proration; Acceptance for Payment and Payment for BACs.

     If more than 17,500 BACs are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 17,500 BACs so tendered, pro rata according to the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases that would violate the transfer restrictions in Section 7.1 of the Partnership Agreement (the "Transfer Restrictions"). If the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 17,500 BACs, the Purchaser will purchase all BACs so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

     In the event that proration of tendered BACs is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay BACs holders the Purchase Price in respect of BACs tendered or return those BACs promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any BACs accepted for payment pursuant to the Offer until the final proration results are known.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all BACs validly tendered and not withdrawn in accordance with Section 4 on or prior to the Expiration Date as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, BACs pending receipt of any regulatory or governmental approvals specified in Section 15 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Letter of Transmittal. In all cases, payment for BACs accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of (a) the Letter of Transmittal properly completed and duly executed, with required medallion signature guarantees, and (b) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered BACs when, as and if the Purchaser gives oral or written notice to the Information Agent/Depositary of the Purchaser's acceptance for payment of such BACs pursuant to the Offer. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for BACs tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Information Agent/Depositary, which will act as agent for the tendering BACs holders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering BACs holders.

     The Purchase Price will be automatically reduced by $10 per BAC for each month (or part of a month) between May 31, 1997 and the date of transfer for BACs transferred after May 31, 1997. Under no circumstances will the Purchaser pay interest on the Purchase Price for BACs.

     If any tendered BACs are not purchased pursuant to the Offer for any reason, the Letter of Transmittal with respect to such BACs will be destroyed by the Information Agent/Depositary. If, for any reason whatsoever, acceptance for payment of or payment for any BACs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 14 ("Conditions of the Offer"), the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered BACs, and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to withdrawal rights as described in Section 4 ("Withdrawal Rights").

     3. Procedures for Tendering BACs.

     Valid Tender. For BACs to be validly tendered pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed, together with any other documents required by the Letter of Transmittal, must be received by the Information Agent/Depositary at its address on the back cover page of the Offer to Purchase on or prior to the Expiration Date. In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted. See Instruction 1 to the Letter of Transmittal.

     In order for a tendering BACs holder to participate in the Offer, BACs must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 midnight, New York City time, on May 8, 1997, unless extended.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering BACs holder and delivery will be deemed made only when actually received by the Information Agent/Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. See Instruction 2 to the Letter of Transmittal.

     Signature Guarantees. The signature(s) on the Letter of Transmittal must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") as provided in the Letter of Transmittal. See Instruction 2 of the Letter of Transmittal.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price pursuant to the offer, a tendering BACs holder must provide the Purchaser with such BACs holder's correct taxpayer identification number or social security number by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 3 to the Letter of Transmittal.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each BAC purchased, each BACs holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such BACs holder's taxpayer identification number and address and that the BACs holder is not a foreign person. See Instruction 3 to the Letter of Transmittal.

     Appointment as Proxy; Power of Attorney. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably appoints the Purchaser and the designees of the Purchaser and each of them as such BACs holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such BACs holder's rights with respect to the BACs tendered by such BACs holder and accepted for payment by the Purchaser (and with respect to any and all other BACs or other securities issued or issuable in respect of such BACs on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered BACs. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such BACs for payment. Upon such acceptance for payment, all prior proxies given by such BACs holder with respect to such BACs (and such other BACs and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The Purchaser and its designees will, with respect to the BACs (and such other BACs and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such BACs holder as it in its sole discretion may deem proper pursuant to the Partnership Agreement or otherwise. The Purchaser may assign such proxy and/or power of attorney to any person with or without assigning the related BACs with respect to which such proxy and/or power of attorney was granted. The Purchaser reserves the right to require that, in order for BACs to be deemed validly tendered, immediately upon the Purchaser's payment for such BACs, the Purchaser must be able to exercise full voting rights with respect to such BACs and other securities.

     In addition, pursuant to such appointment as attorneys-in-fact, the Purchaser and its designees each will have the power, among other things, (i) to seek to transfer ownership of such BACs on the books and records of the Partnership maintained by the Assignor Limited Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under the Partnership Agreement or a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon receipt by the Information Agent/ Depositary (as the tendering BACs holder's agent) of the Purchase Price, to be allocated all Tax Credits and tax losses and to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such BACs in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership, the General Partners and/or the Assignor Limited Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered BACs to the address specified in such form, and
(iv) to endorse any check payable to or upon the order of such BACs holder representing a distribution, if any, to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering BACs holder.

     Assignment of Entire Interest in the Partnership. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably assigns to the Purchaser and its assigns all of the, direct and indirect, right, title and interest of such BACs holder in the Partnership with respect to the BACs tendered and purchased pursuant to the Offer, including, without limitation, such BACs holder's right, title and interest in and to any and all Tax Credits and tax losses and any and all distributions made by the Partnership after the Expiration Date in respect of the BACs tendered by such BACs holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any third party, the right to purchase BACs tendered pursuant to the Offer, together with its rights under the Letter of Transmittal, but any such transfer or assignment will not relieve the assigning party of its obligations under the Offer or prejudice the rights of tendering BACs holders to receive payment for BACs validly tendered and accepted for payment pursuant to the Offer.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of BACs will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of BACs of any particular BACs holder whether or not similar defects or irregularities are waived in the case of other BACs holders.

     Assignee Status. Assignees must provide documentation to the Information Agent/Depositary which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee of a BAC.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of BACs tendered pursuant to the procedures described above will constitute a binding agreement between the tendering BACs holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. Withdrawal Rights.

     Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after June 9, 1997.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the BACs to be withdrawn, the number of BACs to be withdrawn and the name(s) of the registered holder(s) of the BACs, if different from that of the person(s) who tendered such BACs. Such notice of withdrawal must also be signed by the same person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including medallion signature guarantees). If the BACs are held in the name of two or more persons, all such persons must sign the notice of withdrawal. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in
Section 3 ("Procedures for Tendering BACs").

     If, for any reason whatsoever, acceptance for payment of any BACs tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser, retain tendered BACs and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to and duly exercises withdrawal rights as described herein. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for BACs is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return BACs tendered by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. Extension of Tender Period; Termination; Amendment.

     The Purchaser reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 14 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs, (ii) to terminate the Offer and not accept for payment any BACs not already accepted for payment or paid for, and (iii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Information Agent/Depositary.

     If the Purchaser increases or decreases either the number of the BACs being sought or the consideration to be paid for any BACs pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow BACs holders to consider the amended terms of the Offer.

     The Purchaser also reserves the right, in its sole discretion, if any of the conditions specified under Section 14 ("Conditions of the Offer") shall not have been satisfied and so long as BACs have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for BACs or to terminate the Offer and not accept for payment or pay for BACs.

     If the Purchaser extends the period of time during which the Offer is open, delays acceptance for payment of or payment for BACs or is unable to accept for payment or pay for BACs pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Information Agent/Depositary may, on behalf of the Purchaser, retain all BACs tendered, and such BACs may not be withdrawn except as otherwise provided under Section 4 ("Withdrawal Rights"). The reservation by the Purchaser of the right to delay acceptance for payment of or payment for BACs is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the BACs deposited by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     6. Certain Federal Income Tax Consequences.

     The following summary is a general discussion of certain federal income tax consequences of a sale of BACs pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular BACs holder in light of such BACs holder's specific circumstances or to certain types of BACs holders subject to special treatment under the federal income tax laws (for example, foreign persons (if any), dealers in securities, banks, insurance companies and tax-exempt entities), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of BACs pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH BACs HOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BACs HOLDER OF SELLING BACs PURSUANT TO THE OFFER, INCLUDING, WITHOUT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

     Consequences to Tendering BACs holder. A BACs holder will recognize gain or loss on a sale of BACs pursuant to the Offer equal to the difference between (i) the BACs holder's "amount realized" on the sale and (ii) the BACs holder's adjusted tax basis in the BACs sold. The "amount realized" with respect to a BAC sold pursuant to the Offer will be a sum equal to the amount of cash received by the BACs holder for the BAC plus the amount of Partnership liabilities allocable to the BAC (as determined under Code Section 752). The amount of a BACs holder's adjusted tax basis in BACs sold pursuant to the Offer will vary depending upon the BACs holder's particular circumstances, and will be affected by allocations of Partnership income, gain or loss, and any historic tax credits to a BACs holder with respect to such BACs. In this regard, tendering BACs holders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to BACs sold pursuant to the Offer through the effective date of the sale.

     A BACs holder who acquired BACs pursuant to the original offering of BACs by the Partnership is expected to recognize a taxable gain on a sale of BACs pursuant to the Offer. Even if the BACs holder is subject to the passive activity loss limitation (discussed below), any unused tax losses from prior years will generally be available provided the BACs holder sells all of his or its BACs.

     In general, the character (as capital or ordinary) of BACs holder's gain or loss on a sale of a BAC pursuant to the Offer will be determined by allocating the BACs holder's amount realized on the sale and his adjusted tax basis in the BACs sold between "Section 751 items," which are "substantially appreciated inventory" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the BACs holder's amount realized that is allocable to Section 751 items and the portion of the BACs holder's adjusted tax basis in the BACs sold that is so allocable will be treated as ordinary income or loss, and the difference between the BACs holder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the BACs were held by the BACs holder as a capital asset. The Purchaser believes that substantially all of any taxable gain realized on a sale of BACs pursuant to the Offer will be treated as a capital gain under these rules, although it is possible, because a BACs holder's adjusted tax basis in the BACs sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that a BACs holder may recognize ordinary income with respect to the portion of the BACs holder's amount realized on the sale of a BAC that is attributable to Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

     A BACs holder's capital gain (if any) or loss on a sale of BACs pursuant to the Offer will be treated as long-term capital gain or loss if the BACs holder's holding period for the BACs exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. If a BACs holder is subject to these restrictions and has unused tax losses from prior years, such tax losses will generally become available, provided the BACs holder sells all his BACs. If a BACs holder is unable to sell all his BACs, the deductibility of such losses would continue to be subject to the passive activity loss limitation until the BACs holder sells his remaining BACs. See
Section 7 ("Effects of the Offer").

     In certain cases, the transfer of an interest in a Partnership from which Tax Credits were allocated can result in a recapture of the Tax Credits to the seller (i.e., the seller would be required to pay an additional amount of tax equal to the credit "recaptured"). A disposition by a BACs holder of his entire interest in the Partnership within five years from the date property for which the Historic Tax Credit was claimed was placed in service will trigger a recapture of a portion of the Historic Tax Credits previously claimed by the BACs holder. The Purchaser anticipates that no Historic Tax Credits will be recaptured because all of the properties that generated Historic Tax Credits in which the Partnership has an interest were placed in service more than five years ago. The transfer of an interest in an entity that has generated Housing Tax Credits generally results in a recapture of a portion of the Housing Tax Credits. However, an exception to this rule is provided for partnerships with 35 or more partners, such as the Partnership. In order for this rule to be applicable, within a 12-month period at least 50% (in value) of the ownership of the Partnership must remain unchanged. The Purchaser anticipates that, as a result of this rule, the sale of BACs will not cause a recapture of Housing Tax Credits.

     A BACs holder (other than corporations and certain foreign individuals) who tenders BACs may be subject to 31% backup withholding unless the BACs holder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A BACs holder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a BACs holder who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such BACs holder. See Instruction 3 to the Letter of Transmittal.

     Gain realized by a foreign BACs holder on a sale of a BAC pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering BACs holder from the Purchase Price payable to such BACs holder unless the BACs holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the BACs holder's TIN, that such BACs holder is not a foreign person and the BACs holder's address. Amounts withheld would be creditable against a foreign BACs holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Consequences to a Non-Tendering BACs holder. The Purchaser does not anticipate that a BACs holder who does not tender his or her BACs will realize any material tax consequences as a result of the election not to tender. The Purchaser has retained two independent law firms which will deliver opinion letters that consummation of the Offer will not result in the Partnership being treated as a publicly-traded partnership for federal income tax purposes. There can be no assurance, however, that the Internal Revenue Service (the "IRS") will agree with the conclusions reached in such opinions. There is no precedent governing whether the Offer will cause the Partnership to be treated as a publicly-traded partnership for federal income tax purposes. If the IRS successfully asserted that the Partnership should be treated as a publicly-traded partnership, investors who are subject to the passive activity loss rules would not be able to use tax losses derived from the Partnership to offset income from sources other than the Partnership prior to the investor's disposition of his entire interest in the Partnership.


     If as a result of the Offer there is a sale or exchange of 50% or more in Partnership capital and profits within a 12-month period, a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the Properties (subject to related debt) of the Partnership would be treated as distributed to the partners, and following the deemed distribution, contribution of the same properties would be deemed to be made to a new partnership or to an association taxable as a corporation. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes, changes in the tax basis of the Partnership's assets, possible recognition of taxable gain resulting from any deemed cash distribution in excess of the non-tendering Limited Partner's tax basis in his or her BACs, and a recapture of Housing Tax Credits. In addition, a termination of the Partnership could cause the Partnership or their assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or their assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase BACs to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

     7. Effects of the Offer.

     Certain Restrictions on Transfer of Interests. The Partnership Agreement restricts transfers of BACs if, among other things, such transfer would cause a termination of the Partnership for federal income tax purposes (which termination would occur when BACs that represent 50% or more of the total Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of BACs in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and requests for transfers of BACs during such twelve-month period may not be recognized. The Purchaser does not intend to purchase BACs to the extent such purchase would violate the transfer restrictions set forth in the Partnership Agreement. See Section 6 ("Federal Income Tax Considerations--Consequences to a Non-Tendering BACs holder"). Based on information provided by the Partnership, for the period from April 1, 1996 to April 1, 1997, approximately 2,065 BACs (representing approximately 1.5% of the outstanding BACs) were transferred. Therefore, the Purchaser does not believe the number of BACs sought in the Offer will violate the Transfer Restrictions.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of BACs are purchased pursuant to the Offer, the result will be a reduction in the number of BACs holders. In the case of certain kinds of equity securities like the BACs, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. The Form 10-K states:
"Neither the BACs nor the Limited Partnership Interests are traded on any established market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Therefore, the Purchaser does not believe a reduction in the number of BACs holders will materially further restrict the BACs holders' ability to find purchasers for their BACs through secondary market transactions.

     Partnership Profiles, Inc., which publishes the Partnership Spectrum, tracks recent trades in certain limited partnership interests. The most recent issue of the Partnership Spectrum (January/February 1997) indicates that 785 BACs traded in the period from December 1, 1996 through January 31, 1997 at per BAC prices between $400 and $615.05, with a weighted average of $582.82 per BAC.

     The BACs currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the BACs to cease to be registered under Section 12(g) of the Exchange Act. If the BACs were to be held by fewer than 300 persons, the Partnership could apply to de-register the BACs under the Exchange Act. Because the BACs are widely held, however, the Purchaser expects that even if it purchases the maximum number of BACs in the Offer, the BACs will continue to be held of record by substantially more than 300 persons.


     Influence Over All BACs holder Voting Decisions By Purchaser. Pursuant to the Partnership Agreement, the Purchaser, through the Assignor Limited Partner, will have the right to vote each BAC purchased by it pursuant to the Offer. If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement, be in a position to significantly influence all Partnership decisions on which BACs holders, through the Assignor Limited Partner, and Limited Partners, collectively, may vote. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 12.6% of the outstanding BACs. After the Standstill Expiration Date, the ownership of tendered BACs by the Purchaser could effectively (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by non-tendering BACs holders. Generally, under the Partnership Agreement, holders of more than 50% of the Limited Partnership Interests and BACs (which represent Limited Partnership Interests) are entitled, directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the removal of any General Partner and proposing and approving a replacement therefor; approving the dissolution of the Partnership; and most types of amendments to the Partnership Agreement. No such votes have, however, ever been taken and the General Partner affiliated with the Purchaser has indicated that none are presently scheduled or expected. Although the Purchaser does not have any current plans or intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal (i) to remove RCP as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RCP or its affiliates.

     It is likely that the Purchaser, which is affiliated with RCP (a General Partner), will vote all of its BACs to continue RCP as a general partner of the Partnership and in a manner that is otherwise consistent with the decisions and recommendations of RCP, including as they relate to matters involving transactions between the Partnership and affiliates of the Purchaser. Therefore, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's policies and/or current management more difficult.

     8. Purpose of the Offer; Future Plans.

     Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that the Partnership will continue to generate Tax Credits and tax losses attributable to the BACs. The Purchaser intends to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate Purchase Price for the tendered BACs plus the Purchaser's expenses in conducting and consummating the Offer and financing the purchase of the tendered BACs. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests.

     Another purpose of the Offer is to establish a standard against which future tender offers for BACs can be measured. The Purchaser decided to commence the Offer after Everest requested a list of BACs holders and representatives of the Purchaser reviewed past tender offers by Everest or its affiliates. The Purchaser concluded that an acceptable precedent for a tender offer for BACs, in its opinion, needed to be given to BACs holders against which all subsequent tender offers for BACs could be judged.

     The Purchaser does not currently intend to make any effort to change current management or the operation of the Partnership nor does it have any current plans or intentions for any extraordinary transaction involving the Partnership. However, the Purchaser's plans with respect to its investment in the BACs could change at any time in the future. If such plans with respect to the Partnership change in the future, the ability of the Purchaser to influence actions on which BACs holders (through the Assignor Limited Partner) have a right to vote will depend on the BACs holders' response to the Offer (i.e., the number of BACs tendered). If the Purchaser acquires only a small number of BACs pursuant to the Offer, it will not be in a position to influence matters over which BACs holders have a right to vote. Conversely, if the maximum number of BACs sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 12.6% of the issued and outstanding BACs and, as a result, will, subject to the Standstill Agreement, be in a position to exert significant influence over matters on which BACs holders (through the Assignor Limited Partner) have a right to vote. The purchase of the BACs will allow the Purchaser to benefit from any of the following: (a) any and all Tax Credits and tax losses attributable to such BACs; (b) any cash distributions from Partnership operations in the ordinary course of business; (c) distributions, if any, of net proceeds from the sale of any Properties after the Partnership has satisfied its liabilities; and (d) any distributions of net proceeds from the dissolution of the Partnership.

     Future Plans. Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. Additionally, the Purchaser intends to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate Purchase Price for the tendered BACs plus the Purchaser's expenses in conducting and consummating the Offer and financing the purchase of the tendered BACs. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests. Affiliates of the Purchaser expect to arrange the sale of membership interests of the Purchaser to third parties upon conclusion of the Offer in order to earn fees for structuring this transaction and arranging the sale. These fees will be, in part, dependent on the amount third parties are willing to pay for membership interests in excess of the Purchase Price per BAC and the amount of membership interests sold. There can be no assurance, however, that any membership interests in the Purchaser will be sold or at what price.

     Pursuant to the Standstill Agreement (a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on April 10, 1997), the Purchaser agreed that, prior to the Standstill Expiration Date, it will not and it will cause certain affiliates not to (i) acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 45% (including BACs acquired through all other means) of the outstanding BACs, (ii) seek to propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership, except that those affiliates bound by the Standstill Agreement will not be deemed to have violated it and formed a "group" solely by acting in accordance with the Standstill Agreement, (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of the Standstill Agreement, or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Standstill Agreement. In addition, the Purchaser has agreed that until the Standstill Expiration Date it will not sell any BACs acquired by it unless the buyer of such BACs agrees to be bound by the Standstill Agreement; provided, however, the Purchaser may make transfers in the secondary market to any purchaser which represents that following such sale it will not own three (3%) percent or more of the BACs outstanding. By the terms of the Standstill Agreement, the Purchaser has also agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser is entitled to vote its BACs as it determines with regard to any proposal (i) to remove RCP as a general partner of the Partnership or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of RCP or its affiliates.

     9. Certain Information Concerning the Partnership.

     Information included herein concerning the Partnership is derived from the Partnership and its publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the public reference facilities maintained at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the Commission's World Wide Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

     The Partnership's Assets and Business

     The Partnership is a limited partnership formed in 1988, under the laws of the State of Delaware. Its principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Its telephone number is (212) 421-5333. The Partnership's fiscal year ends March 31st.

     The Partnership was formed to invest, as a limited partner, in other limited partnerships (referred to herein as "Local Partnerships" or "Subsidiary Partnerships") each of which owns one or more leveraged low-income mul-tifamily residential complexes ("Apartment Complexes") that are eligible for the low-income housing tax credit ("Housing Tax Credit") enacted in the Tax Reform Act of 1986, some of which are eligible for the historic rehabilitation tax credit ("Historic Rehabilitation Tax Credit"). Some of the Apartment Complexes benefit from one or more other forms of federal or state housing assistance. The Partnership's investment in each Local Partnership represents from 27% to 98% of the partnership interests in the Local Partnership. According to the Form 10-Q, as of December 31, 1996, all of the net proceeds from the original offering of BACs was invested in 62 Local Partnerships. The Partnership does not anticipate making any additional investments.

     Liberty Associates is the special limited partner in all 62 Local Partnerships and is an affiliate of each General Partner of the Partnership. Liberty Associates has certain rights and obligations in its role as special limited partner which permit Liberty Associates to execute control over the management and policies of the Local Partnerships.

     According to the Form 10-K, the stated investment objectives of the Partnership are to:

     1. Entitle qualified BACs holders to substantial Housing Tax Credits over the Credit Period (as defined below) with respect to each Apartment Complex;

     2. Preserve and protect the Partnership's capital;

     3. Participate in any capital appreciation in value of the Apartment Complexes and provide distributions of sale or refinancing proceeds upon the disposition of the Apartment Complexes;

     4. Provide cash distributions when available from the operations of the Apartment Complexes, current taxes on which are expected to be substantially deferred; and

     5. Allocate passive losses to individual BACs holders to offset passive income that they may realize from rental real estate investments and other passive activities, and allocate passive losses to corporate BACs holders to offset business income.

     According to the Form 10-K, one of the Partnership's objectives is to entitle qualified BACs holders to low-income Housing Tax Credits over the period of the Partnership's entitlement to claim such Tax Credits (for each Apartment Complex, generally ten years from the date of investment or, if later, the date the Apartment Complex is placed in service; referred to herein as the "Credit Period"). Each of the Local Partnerships in which the Partnership has acquired an interest has been allocated by the relevant state credit agency the authority to recognize Tax Credits during the Credit Period provided that the Local Partnership satisfies the rent restriction, minimum set-aside and other requirements for recognition of the Tax Credits at all times during the 15-year period commencing at the beginning of the Credit Period. Once a Local Partnership has become eligible to receive Tax Credits, it may lose such eligibility and suffer an event of "recapture" if (i) the Partnership ceases to meet qualification requirements, (ii) there is a decrease in the qualified basis of the projects, or (iii) there is a reduction in the taxpayer's interest in the project at any time during the 15-year period that began with the first tax year of the credit period. According to the Form 10-K, none of the Local Partnerships in which the Partnership has acquired an interest has suffered an event of recapture.

     According to the Form 10-K, the Partnership has met (a) its primary objective of generating low-income housing tax credits; approximately $19,673,000, $19,765,000, and $19,766,000, during the fiscal years 1995, 1994, and 1993, respectively, and (b) its objective of allocating passive losses to individual BACs holders to offset passive income that they may realize from rental real estate investments and other passive activities, and allocating passive losses to corporate BACs holders to offset business income.

     According to the Form 10-K, as of March 31, 1996, there can be no assurance that the Partnership will achieve its investment objectives. The Partnership has not met its investment objective of providing cash distributions from the operations of the Apartment Complexes. Cash distributions received from the Local Partnerships have been relatively immaterial. Management of the Partnership expects that the distributions received from the Local Partnerships will increase, although not to a level sufficient to permit cash distributions to BACs holders. The Partnership does not anticipate providing cash distributions to BACs holders in circumstances other than refinancings or sales.

     The Partnership holds a 98% limited partnership interest in 61 Local Partnerships and a 26.46% limited partnership interest in 1 Local Partnership (the other 71.54% limited partnership interest is held by an affiliate of the Partnership with the same management); together these 62 Local Partnerships own 66 Apartment Complexes.

Attached to this Offer to Purchase as Schedule II is a schedule of these Local Partnerships (the "Local Partnership Schedule"), including certain information concerning their respective Apartment Complexes. Attached to this Offer to Purchase as Schedule III is additional information concerning these Local Partnerships and their Apartment Complexes, including information relating to mortgage encumbrances and accumulated depreciation.

     According to the Form 10-K, the General Partners have generally required in connection with investments in Local Partnerships that the general partners of the Local Partnerships (the "Local General Partners") undertake an obligation to fund operating deficits (up to a stated maximum amount) of the Local Partnership during a limited period of time following rent stabilization and the Partnership's investment ("Guarantee Period"). In each case the operating deficits will be funded by Loans which will not bear interest and will be repaid only out of 50% of available cash flow or out of available net sale or refinancing proceeds. The gross amount of such deficit guarantees aggregate approximately $18,700,000, of which approximately $15,600,000 expired as of March 31, 1996. In cases where the General Partners deem it appropriate, the obligations of a Local General Partner under these guarantees are secured by letters of credit and/or cash escrow deposits.

     The Partnership has also acquired Local Partnership Interests in which some of the Local Partnerships owning historic complexes qualify for the Historic Rehabilitation Tax Credit. The amount of the Historic Rehabilitation Tax Credit is generally 20% of qualified rehabilitation expenditures and is available in its entirety in the year the rehabilitated building is placed in service or, under certain circumstances, in the year in which the rehabilitation expenditure is made.

     According to the Form 10-K, all leases at the Properties are generally for periods not exceeding one to two years and no tenant occupies more than 10% of the rentable square footage.

     Rent from commercial tenants (to which average rental per square foot applies) comprise less than 5% of the rental revenues of the Partnership. Rents for the residential units are determined annually by HUD and reflect increases in consumer price indexes in various geographic areas.

     According to the Form 10-K, management of the Partnership continuously reviews the physical state of the properties and budgets improvements when required, which are generally funded from cash flow from operations or release of replacement reserve escrows. No improvements are expected to require additional financing.

     According to the Form 10-K, management of the Partnership continuously reviews the insurance coverage of the properties and believes such coverage is adequate.

     Real estate taxes are calculated using rates and assessed valuations determined by the township or city in which the property is located. Such taxes have approximated 1% of the aggregate cost of the Apartment Complexes (See
Schedule III to this Offer to Purchase).

     Selected Financial Data. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K and the Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                            Statements of Operations
              For the Nine Months Ended December 31, 1996 and 1995
                                  (unaudited)

                                                                 Nine Months Ended
                                                                    December 31,
                                                         -------------------------------------
                                                             1996              1995*
                                                         ---------------   ----------------
Revenue:
  Rental income   ....................................   $ 23,415,227      $ 22,731,306
  Other  .............................................      1,588,487         1,347,495
                                                         ------------      ------------
    Total Revenue    .................................     25,003,714        24,078,801
                                                         ------------      ------------
Expenses:
  General and administrative  ........................      4,971,631         4,837,959
  General and administrative--related parties   ......      2,002,260         1,964,321
  Operating and other   ..............................      2,775,326         2,543,208
  Repairs and maintenance  ...........................      3,111,625         2,899,184
  Real estate taxes  .................................      1,492,376         1,388,877
  Insurance    .......................................      1,140,516         1,149,154
  Interest  ..........................................     11,890,515        11,762,992
  Depreciation and amortization  .....................      8,951,158         8,930,041
                                                         ------------      ------------
    Total Expenses   .................................     36,335,407        35,475,736
                                                         ------------      ------------
Minority interest in loss of subsidiaries    .........        113,688           108,061
                                                         ------------      ------------
Net loss    ..........................................   $(11,218,005)     $(11,288,874)
                                                         ============      ============
Net loss per BAC  ....................................       $(79.84)           $(80.34)
                                                             ========           ========

*Reclassified for comparative purposes

                        Summary Selected Financial Data

                                                                   Year Ended March 31
                                     ---------------------------------------------------------------------------------
OPERATIONS                                1996            1995            1994            1993            1992
------------------------------------ --------------- --------------- --------------- --------------- ----------------
Revenues    ........................   $ 33,211,908    $ 32,437,587    $ 31,371,907    $ 30,001,314    $ 23,169,443
Operating Expenses   ...............     49,134,034      47,897,186      47,729,423      46,246,686      37,360,653
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income before minority
 interest   ........................    (15,922,126)    (15,459,599)    (16,357,516)    (16,245,372)    (14,191,210)
Minority interest in (loss) income
 of subsidiary partnerships   ......        153,662         158,671         152,604         165,686         175,036
                                       ------------    ------------    ------------    ------------    ------------
Net (loss) income    ...............   $(15,768,464)   $(15,300,928)   $(16,204,912)   $(16,079,686)   $(14,016,174)
                                       ============    ============    ============    ============    ============
Net (loss) income per limited
 partners   ........................   $(15,610,779)   $(15,147,919)   $(16,042,863)   $(15,918,890)   $(13,876,012)
                                       ============    ============    ============    ============    ============
Net (loss) income per weighted
 average BAC   .....................   $    (112.23)   $    (108.90)   $    (115.33)   $    (114.44)   $     (99.75)
                                       ============    ============    ============    ============    ============
                                                                         March 31
                                       ------------------------------------------------------------------------------
FINANCIAL POSITION                         1996            1995            1994            1993           1992
-----------------------------------    ------------    ------------    ------------    ------------    ------------
Total assets   .....................   $302,121,868    $314,010,691    $324,600,042    $341,349,003    $362,692,599
                                       ============    ============    ============    ============    ============
Total liabilities ..................   $257,205,366    $252,803,110    $247,840,864    $248,042,255    $249,908,505
                                       ============    ============    ============    ============    ============
Minority interest ..................   $  1,763,731    $  2,286,346    $  2,537,015    $  2,879,673    $  6,277,333
                                       ============    ============    ============    ============    ============
Total partners' capital ............   $ 43,152,771    $ 58,921,235    $ 74,222,163    $ 90,427,075    $106,506,761
                                       ============    ============    ============    ============    ============


     During the years ended March 31, 1992 through 1996, total assets decreased primarily due to depreciation, partially offset by net additions to property and equipment. During the years ended March 31, 1992 through 1994, total liabilities decreased primarily due to payments of obligations. During the years ended March 31, 1995 through 1996, total liabilities increased primarily due to the accrual of principal and interest payments at one of the Local Partnerships, partially offset by payments of obligations at the remaining Local Partnerships. During the years ended March 31, 1992 and 1993, certain minority interest limited partners assumed building costs and debt of approximately $8,000,000 and $2,000,000, respectively. In addition, certain Local Partnerships wrote down property and equipment due to the withdrawal of the minority limited partners. Such writedowns amounted to approximately $9,000,000 for the year ended March 31, 1992.

Cash Distribution

     According to the Form 10-K, the Partnership has made no distributions to the BACs holders as of March 31, 1996.

Liquidity and Capital Resources

     During the fiscal years ended March 31, 1996, 1995, and 1994, the Partnership's primary source of funds included (i) working capital reserves in the original amount of 3.5% of gross equity raised and (ii) cash distributions from the operations of the Local Partnerships.

     According to the Form 10-Q, during the nine months ended December 31, 1996, cash and cash equivalents of the Partnership and its 62 consolidated Local Partnerships increased by approximately $242,000. This increase was primarily attributable to cash flow from operations of $1,470,000 and a decrease in cash held in escrow of $628,000 which exceeded mortgage principal payments of $1,024,000; a decrease in capitalization of consolidated subsidiaries attributable to minority interest of $214,000; capital improvements of $575,000; and an increase in deferred costs of $44,000. Included in the adjustments to reconcile the net loss to cash flow from operations is depreciation and amortization in the amount of approximately $8,951,000 and an increase in due to debt guarantor in the amount of $2,662,000 (See "Results of Operations of Certain Local Partnerships"--"R.P.P. Limited Dividend Housing Association Limited Partnership," below).

     According to the Form 10-Q, the Partnership has working capital reserves of approximately $3,514,000 and $4,203,000 at December 31, 1996 and March 31, 1996,
respectively.

     According to the Form 10-K, the Partnership is not expected to have access to additional sources of financing, and in particular will not have the ability to assess BACs holders for additional capital contributions to provide capital if needed by the Partnership. Accordingly, if circumstances arise that cause a Local Partnership to require capital in addition to that contributed by the Partnership and any equity of the Local General Partner, the only sources from which such capital needs will be able to be satisfied (other than the limited reserves available at the Partnership level) will be additional third party debt financing (which may not be available if, as expected, the property owned by the Local Partnership is already substantially leveraged or, as in the case of the New York program properties, the incurrence of third party debt is not permitted) or additional equity contributions of the Local General Partner or other equity sources (which could adversely affect the Partnership's interest in operating cash flow and/or proceeds of sale or refinancing of the property and result in adverse tax consequences to the BACs holders). There can be no assurance that any of such sources would be readily available in sufficient proportions to fund the capital requirements of the Local Partnerships in question, particularly if the residual value of a property is uncertain. If sources are not available, the Local Partnership would risk foreclosure on its property if it were unable to renegotiate the terms of its first mortgage and any other debt with the lenders thereof. The risks associated with the need of the Local Partnership to refinance their underlying first mortgage debt are exacerbated by the probability that the term of certain favorable assistance programs from which a Local Partnership may benefit will expire prior to the end of the compliance period with respect to such Local Partnership's property.

     Cash distributions received from the Local Partnerships remain relatively immaterial. These distributions, as well as the working capital reserves referred to above, will be used to meet the future operating expenses of the Partnership.

Results of Operations of Certain Local Partnerships

Wade D. Mertz Elderly Housing Associates

     According to the Form 10-Q, on July 29, 1996, Wade D. Mertz Elderly Housing Associates ("Wade D. Mertz") received a notice from the Internal Revenue Service ("IRS") that they will be examining Wade D. Mertz's federal income tax return for the year ended December 31, 1994. The IRS commenced the examination on August 13, 1996 and completed its field work in early September; however, as of February 13, 1997, Wade D. Mertz had not received notice that the IRS has concluded its audit.

R.P.P. Limited Dividend Housing Association Limited Partnership

     During the 1995, 1994 and 1993 fiscal years, R.P.P. Limited Dividend Housing Association Limited Partnership ("River Place") experienced significant losses from operations.

     According to the Form 10-Q, River Place's long-term debt consists of borrowings under two loan agreements with the Michigan State Housing Development Authority (the "Authority") whereby the Authority issued Limited Obligation Revenue Bonds and loaned the proceeds to River Place. The loans are nonrecourse and are collateralized by mortgages (the "Mortgages") on River Place's properties (the "River Place Properties"). The General Retirement System of the City of Detroit ("GRS") has committed to purchase the loans from the Authority if certain events occur. As of July 1, 1996, the partnership agreement for River Place was amended and restated. Pursuant to that agreement, a new general partner, GRS RP General Corp. (the "New GP"), which is controlled by GRS, was admitted to River Place and the prior general partner, River Place Plaza, became an additional limited partner. The Partnership's interest in profits and losses and tax credits of River Place was not affected by that agreement. At the same time, GRS executed a letter agreement which provides that it will not enter into foreclosure proceedings on the Mortgages prior to February 1, 2006, so long as the New GP does not meet with any interference in connection with operation of the River Place Properties or management of River Place. In addition, the revised partnership agreement of River Place provides that the New GP can only cause River Place to sell the River Place Properties prior to February 1, 2006 to an unrelated third party on an arms-length basis. Any other transfer of the River Place Properties prior to that date requires the consent of the Special Limited Partner. At any time after February 1, 2006, the New GP can make a capital call on the Partnership in an amount up to the Partnership's share of any outstanding indebtedness of River Place. The obligation to meet such capital call is without recourse to the Partnership, with the sole remedy for failure to comply being seizure of the Partnership's interest in River Place. The Partial Guaranty of Payment dated August 1, 1988 in connection with the issuance of the Junior Bonds was fully and completely discharged and River Place Holdings, Inc. ("Guarantor") and all of its shareholders, directors, officers, agents and employees were fully and completely released from any liability arising out of or in connection with the Guaranty. In the event of foreclosure there would be substantial forgiveness of indebtedness income since the carrying value of the property is less than the carrying value of the mortgage and amount due to debt guarantor. In addition, there would be no effect on liquidity since the mortgage is nonrecourse to River Place.

     According to the Form 10-Q, River Place was unable to make certain required debt service payments during the nine months ended December 31, 1996 and the 1995, 1994 and 1993 fiscal years and as a result was declared in default under its obligation and was required to appoint MIG Management Services, Inc. ("MMS"), an agent of GRS, as manager of the apartments. It is anticipated that the subsidiary partnership will be unable to make the required debt service payments in 1997.

     According to the Form 10-Q, unpaid principal and interest for the 1995, 1994 and 1993 fiscal years were paid by GRS on behalf of River Place. River Place accrues interest on the amounts paid by GRS at a rate of 15%. According to information provided by the Partnership, River Place also did not pay certain fees owed to GRS totaling $2,052,912 and $1,740,950 at December 31, 1996 and March 31, 1996, respectively, which are included in accounts payable.

Williamsburg Residential II, L.P.

     According to information provided by the Partnership, in January 1997, the underlying mortgage note of Williamsburg Residential II, L.P. ("Williamsburg II") was accelerated by the lender due to the non-payment of the required monthly installments due for November 1996 through January 1997 and the transfer of the general partnership interest which constituted events of default. On January 27, 1997, Williamsburg II entered into a forbearance agreement with the lender to temporarily forestall or postpone the further exercising of the lender's remedies while Williamsburg II negotiates a workout agreement. The forbearance agreement, which now expires on May 27, 1997, required a payment of $74,674 upon execution and required payment by the fifteenth of February, 1997 and the fifteenth of March, 1997 of all net operating income for the preceding month (with certified rent rolls and certified operating statements sent to the lender) which will be applied to amounts due and owing under the loan documents. At the end of the forbearance period, if Williamsburg II has not paid in full all amounts due and owing under the loan documents or entered into a written workout agreement with the lender, the lender may proceed with lender's remedies without any notice or demand to Williamsburg II. According to information provided by the Partnership, the Partnership's investment in Williamsburg II at December 31, 1996 and March 31, 1996 was approximately $796,000 and $849,000, respectively, and the minority interest balance was zero at each date. Williamsburg II's net income (loss) after minority interest amounted to approximately ($30,000) and $8,000 and ($53,000) and ($5,000) for the three and nine months ended December 31, 1996 and 1995, respectively.

Jefferson Limited Partnership

     According to information provided by the Partnership, at December 31, 1996, current liabilities of Jefferson Limited Partnership ("Jefferson") exceed its current assets by over $220,000. Although this condition could raise substantial doubt about Jefferson's ability to continue as a going concern, such doubt is alleviated as follows:

   1. Under the HUD regulatory agreement, Jefferson is precluded from paying, except from surplus cash, certain related party payables that are included in current liabilities which at December 31, 1996 totaled $166,523.

   2. In addition to the related party payables mentioned above at December 31, 1996, $47,216 of current liabilities are to related parties which do not intend to pursue payment beyond Jefferson's ability to pay.

     Accordingly, management of the Partnership believes that Jefferson has the ability to continue as a going concern for at least one year from December 31, 1996. According to information provided by the Partnership, the Part-nership's investment in Jefferson was approximately $972,000 and $1,071,000 at December 31, 1996 and March 31, 1996, respectively, and the minority interest balance was $0 at each date. The net loss after minority interest for Jefferson amounted to approximately $32,000 and $55,000 and $99,000 and $123,000 for the three and nine months ended December 31, 1996 and 1995, respectively.

Jefferson Place, L.P.

     According to information provided by the Partnership, Jefferson Place, L.P. ("Jefferson Place") has consistently been unable to generate sufficient cash flow from operations to pay the interest obligation on its mortgage note payable and has a net capital deficiency at December 31, 1996. Jefferson Place has, however, generated cash flows sufficient to cover the cost of operations before payment of interest on the mortgage note payable. The mortgagee has agreed not to declare a default under the terms of the mortgage note payable through December 2002. These items raise substantial doubt about Jefferson Place's ability to continue as a going concern. According to information provided by the Partnership, the Partnership's investment in Jefferson Place at December 31, 1996 and March 31, 1996 had been written down to zero by prior years' losses and the minority interest balance was $0 at each date. The net loss after minority interest for Jefferson Place amounted to approximately $243,000 and $281,000 and $779,000 and $783,000 for the three and nine months ended December 31, 1996 and 1995, respectively.

     The terms of the mortgage note payable provide that the difference between the stated interest rate and the actual interest paid per month is accrued and added to the principal balance of the note, which requires no amortization until maturity on October 1, 2021.

Stop 22 Limited Partnership

     According to the Form 10-Q, as of December 31, 1995, Stop 22 Limited Partnership ("Stop 22") had nine months interest in arrears, totaling $540,000. This constituted an event under which the lender may have declared the mortgage obligation in default. According to the Form 10-Q, during April 1996, Stop 22 completed a modification of its mortgage debt, effective November 1, 1995, which reduced the stated rate from 10% to 8% and the pay rate from 9% to 7% resulting in a reduction of the monthly interest only payments from $60,000 to $46,666. The interest rate on the accrued but unpaid interest (1%), which had been at 10% was reduced to 8%. In connection with the modification the interest in arrears was paid.

Las Camelias Limited Partnership

     According to the Form 10-Q, during June 1996, Las Camelias Limited Partnership completed a modification of its mortgage debt, effective July 1, 1996, which reduced the stated rate from 10% to 8.25%, the pay rate from 9% to 7.25%, and extended the maturity date from October 1, 2021 to June 1, 2026. The monthly payment which had been interest only in the amount of $45,000 was reduced to a payment of principal and interest in the amount of $40,931. The interest rate on the accrued but unpaid interest (1%), which had been at 10%, was reduced to 8.25%.

Other Subsidiary Partnerships

     Four of the Subsidiary Partnerships are leasing the land on which their Apartment Complexes are located for terms ranging from 28 to 99 years. According to the Form 10-K, at December 31, 1995, the Subsidiary Partnerships were committed to minimum annual rentals on the noncancelable leases aggregating $155,130 for each of the next five years, and $4,803,814 in total, thereafter.

Other

     The Partnership's investment in the Local Partnerships is subject to the risks incident to management and ownership of improved real estate. The Partnership's investments also could be adversely affected by poor economic conditions, which could increase vacancy levels, rental payment defaults, and operating expenses, any or all of which could threaten the financial viability of one or more of the Local Partnerships.

     There also are substantial risks associated with the operation of Apartment Complexes receiving government assistance. These risks stem from governmental regulations concerning tenant eligibility, which may make it more difficult to rent apartments in the complexes; difficulties in obtaining government approval for rent increases; limitations on the percentage of income which low- and moderate-income tenants may pay as rent; the possibility that Congress may not appropriate funds to enable HUD to make the rental assistance payments it has contracted to make; and that when the rental assistance contracts expire there may not be market demand for apartments at full market rents in a Local Partnership's Apartment Complex.

     The Local Partnerships are impacted by inflation in several ways. Inflation allows for increases in rental rates generally to reflect the impact of higher operating and replacement costs. Inflation also affects the Local Partnerships adversely by increasing operating costs as, for example, for such items as fuel, utilities and labor. However, continued inflation should allow for appreciated values of the Local Partnerships' Apartment Complexes over a period of time as rental revenues and replacement costs continue to increase.

The Partnership Agreement

     The General Partners of the Partnership are RCP and Liberty GP III Inc. ("Liberty GP"). The General Partners and their affiliates have received or will receive certain types of compensation, fees or other distributions in connection with the operations of the Partnership. The arrangements for payment of compensation and fees set forth in the Partnership Agreement were not determined in arm's-length negotiations with the Partnership.

     Pursuant to the Partnership Agreement, the General Partners are entitled to a fee (the "Partnership Management Fee") for their services in connection with the administration of the affairs of the Partnership (including, without limitation, coordination of communications between the Partnership and BACs holders and with the Local Partnerships). The Partnership Management Fee is payable annually and is determined by the General Partners based on their review of the Partnership's investments, up to a maximum of 0.5% of the Partnership's Invested Assets (as defined below); provided, however, the Partnership Management Fee is a minimum of $2,500 per $1 million of Invested Assets up to Invested Assets of $20 million and $5,000 per $1 million of Invested Assets above $20 million to $100 million. "Invested Assets" means the sum of (i) any capital contributions made by the Partnership to the Local Partnerships, (ii) the amounts represented by promissory notes given by the Partnership to the sellers of interests of Local Partnerships as part of the Partnership's purchase price, and (iii) the amount of all liens and mortgages on properties when the Partnership acquired interests in Local Partnerships. For the nine months ended December 31, 1996, the General Partners earned aggregate Partnership Management Fees of $562,500.

     According to the Partnership Agreement, the General Partners are also entitled to receive a disposition fee (the "Disposition Fee") for services rendered in connection with the sale of a property or the sale of the Partnership's interest in a Local Partnership. Payment of such fee shall be subordinated to the return of Limited Partners and BACs holders of their capital contribution and other items as set forth in the Partnership Agreement. Each Disposition Fee is equal to the lesser of one-half the competitive real estate commission or 3% of the sale price in respect of any such sale (including the principal amount of any mortgage loans and any related seller financing with respect to a property to which such sale is subject). In no event, however, shall the Disposition Fee and all other fees payable to the General Partners and any of their affiliates and any unrelated parties arising out of any given sale exceed in the aggregate the lesser of the competitive rate or 6% of the gross proceeds from such sale. For the nine months ended December 31, 1996, the General Partners did not earn any Disposition Fee.

     The General Partners serve as the co-general partners of Liberty Associates IV L.P. ("Liberty Associates"). Liberty Associates, as special limited partner of the Local Partnerships, earned an aggregate annual fee (the "Annual Local Administrative Fee") of $75,000 from the Local Partnerships for the nine months ended December 31, 1996. Also, Liberty Associates received cash distributions from the Local Partnerships of $863 during the year ended March 31, 1996. Liberty Associates is entitled to receive up to $2,500 per year as an Annual Local Administrative Fee from each Local Partnership of which it is a special limited partner, but the sum of the aggregate Annual Local Administrative Fee and the Partnership Management Fee for any year shall not exceed 0.5% of Invested Assets.

     Affiliates of the Local Partnerships' general partners incurred property management fees, of which, for the nine months ended December 31, 1996, $19,440 was also incurred to affiliates of RCP.

     RCP and Liberty GP, as General Partners, and their respective officers and directors, are each entitled to indemnification under certain circumstances from the Partnership pursuant to provisions of the Partnership Agreement. Generally, the General Partners are also entitled to reimbursement of expenditures made on behalf of the Partnership. An affiliate of the General Partners performs asset monitoring for the Partnership. These services include site visits and evaluations of the Local Partnerships' performance. For the nine months ended December 31, 1996, the Partnership incurred, in the aggregate, $141,192 to the General Partners and their affiliates as reimbursement of expenditures and asset monitoring made on behalf of the Partnership.

     In addition, under the terms of the Partnership Agreement, upon the removal of the General Partners by the Limited Partners or upon the occurrence of a "Removal Event", as defined below, the General Partners may be entitled to receive a fee, which will be payable with interest over a five-year period and may be secured by the assets of the Partnership. The amount of such fee shall be the fair market value of the removed General Partner's interest, which amount could be substantial. The Partnership Agreement deems a "Removal Event" to have occurred if the business of the Partnership is continued after the bankruptcy, death, adjudication of incompetence or removal of a General Partner (subject to certain exceptions pursuant to the Partnership Agreement). A majority in interest of the Limited Partners may approve the removal of any General Partner without the concurrence of any General Partner at a meeting of the Partnership.

     10. Certain Information Concerning the Purchaser.

     The Purchaser was organized for the purpose of acquiring the BACs pursuant to the Offer. The principal executive office of the Purchaser is at 625 Madison Avenue, New York, New York 10022. The managing member of the Purchaser (the "Managing Member") is Lehigh Tax Credit Partners, Inc., a newly-formed Delaware corporation. Since its inception, the directors of the Managing Member have been
J. Michael Fried, Stuart J. Boesky and Alan P. Hirmes. The business address for each of Messrs. Fried, Boesky and Hirmes is 625 Madison Avenue, New York, New York 10022.

     For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase. The persons set forth on Schedule I, who effectively control the Purchaser, are also officers of RCP, one of the two General Partners of the Partnership. Therefore, the Purchaser and RCP, subject to its fiduciary duties, may have a conflict of interest with respect to certain matters involving BACs holders, Limited Partners and/or the Partnership. This potential conflict of interest, however, may be mitigated because Section 5.1 of the Partnership Agreement provides that all decisions with respect to the management of the Partnership and its affairs shall be made only with the consent of both of the General Partners. As a result, RCP does not unilaterally control the Partnership.

     Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any BACs, (2) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member has effected any transaction in the BACs within the past 60 days, (3) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, the Managing Member, or, to the best of the Purchaser's knowledge, the persons listed on
Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between the Purchaser, the Managing Member or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.


     The Purchaser owns 95 BACs, which represents less than 1% of the number of BACs outstanding as reported in the Form 10-K (the most recently available filing containing such information). On March 1, 1997, the Purchaser effected a secondary market transaction to acquire 80 BACs at a price per BAC of $546.25, not including commissions. On February 16, 1997 and March 1, 1997, the Purchaser purchased 10 and 5 BACs, respectively, at a price per BAC of $588.20. The Purchaser was referred to those selling BACs holders by its affiliate, Related Capital Company, which received telephone calls from such parties requesting information with respect to persons that may be interested in purchasing BACs. The Purchaser did not solicit the selling BACs holders.

     11. Background Of The Offer.

     Based on information provided to the Purchaser by RCP, its affiliate and one of the General Partners, on January 31, 1997, a representative of Everest Properties, Inc. ("Everest") requested a list of BACs holders from the Partnership. The Partnership declined to provide the list until the Partnership could be reasonably certain that it would not be misappropriated or used in a manner that would be harmful to the Partnership, its partners or its investors and that Everest had a proper purpose for its request. In particular, the Partnership was concerned that such list would be used to commence a tender offer that it believed may be coercive, abusive and misleading, thereby potentially violating the securities laws, or that might, without any protection for the Partnership and its investors, create the risk of adverse tax consequences. During the week of February 3, 1997, representatives of Everest and the Partnership discussed an agreement upon which the Partnership would agree to release the list of BACs holders. In a letter dated February 7, 1997, counsel for the Partnership outlined the Partnership's concerns, the competing interests of all parties involved and proposed a settlement which it believed to be fair. Everest subsequently rejected the Partnership's proposal and commenced a lawsuit in the Chancery Court of Delaware to obtain the list. On February 19, 1997, a trial date of May 28, 1997 was set by the court and the parties were authorized to commence discovery. The parties are engaging in discovery and preparing for trial.

     The purpose of the Offer is to allow BACs holders who have a current or anticipated need or desire for liquidity to sell their BACs. Affiliates of the Purchaser decided to commence the Offer after they became aware that Everest or an affiliate contemplated a tender offer on terms that they believed would be less favorable than the terms of the Offer, which would not be filed with the Securities and Exchange Commission and would not include various provisions designed to protect BACs holders when deciding whether to accept such offer (including withdrawal rights and rights to proration). Therefore, another purpose of the Offer is to establish a standard by which all subsequent tender offers will be judged.

     Based on discussions between the Partnership and Everest, RCP has told the Purchaser that the Everest tender offer is expected to be at a cash offer price of approximately $414 per BAC (which would yield the 17% internal rate of return (if the Tax Credits and tax losses are realized) that the Partnership believes Everest is seeking). Additionally, RCP has told the Purchaser that Everest would not agree to include withdrawal rights and rights to proration in its tender offer. Therefore, RCP told the Purchaser that it does not believe withdrawal rights and rights to proration will be included in the Everest tender offer. The Everest tender offer also presented possible adverse tax consequences to the Partnership, with respect to which Everest refused to obtain legal opinions to address the Partnership's concerns. The Purchaser agreed to obtain such legal opinions and include all of these rights, which are designed to protect tendering BACs holders, in the Offer and to offer a cash price greater than that expected to be offered in the Everest tender offer. There can be no assurance, however, that Everest will commence a tender offer or, if commenced, that it will be on the terms anticipated or on terms less favorable than the Purchaser's Offer.

     In March 1997, representatives of the Purchaser met with representatives of Liberty GP III Inc. ("Liberty GP"), a general partner of the Partnership which is not affiliated with the Purchaser, in order to discuss the Offer. These discussions resulted in the Purchaser entering into the Standstill Agreement.

     The Partnership expressed concern that consummation of the Offer would cause it to be classified as a "publicly-traded partnership" (a "PTP") for federal income tax purposes and, therefor, suffer adverse tax consequences. To address this concern, the Purchaser agreed to retain two independent law firms to deliver legal opinions to the Partnership that consummation of the Offer will not result in it being treated as a PTP.

     The Purchaser requested that the Partnership mail this Offer to Purchase, the related Letter of Transmittal and other relevant material. On April 10, 1997, the Purchaser was notified that such materials were mailed at the Purchaser's expense and the Offer was commenced.

     12. Source Of Funds.

     The Purchaser expects that an aggregate of approximately $10,294,000 (exclusive of fees and expenses) will be required to purchase the BACs sought pursuant to the Offer, if tendered. The Purchaser presently contemplates that it will borrow all of such funds from one of its members, on substantially the same economic terms and conditions that such member borrows such funds under an existing credit facility that such member has available to it with The First National Bank of Boston and Wells Fargo Bank (the "Lenders").

     The existing credit agreement is among the Lenders and RCC Credit Facility, L.L.C., Related Capital Company and The Related Companies, L.P. The stated interest rate is the "Base Rate" (as publicly announced by The First

National Bank of Boston, from time to time) plus 1%, which is presently equal to 9.5% per annum. All of the BACs tendered pursuant to the Offer and all of the Purchaser's membership interests will be pledged to the Lenders to collateralize the loan. Additionally, Related Capital Company will guarantee all amounts borrowed under such credit facility.

     The Purchaser expects to repay all amounts borrowed from its member by selling additional membership interests to persons or entities that have a need for the Tax Credits and/or tax losses from the BACs. No plans or arrangements have been made with regard to the payment of periodic interest required by the terms of the loan. However, it is expected that if interest payments are due and payable, the Purchaser may borrow those funds from its affiliate(s).

     13. Purchase Price Considerations.

     The Purchaser has set the Purchase Price at $588.20 net per BAC (subject to adjustment as set forth in this Offer to Purchase). The Purchaser considered the estimated expected remaining present value of the BACs, as estimated by Valuation Research Corporation (see below in this Section 13), and confirmed that if the BACs are purchased at the Purchase Price then the Purchaser would earn at least an internal rate of return equal to 14% if the Tax Credits and tax losses are realized.

     The Form 10-K states that: "Neither the BACs nor the Limited Partnership Interests are traded on any established market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sales by holders of BACs) are the only means available to BACs holders to liquidate an investment in BACs (other than the Offer) because the BACs are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third-party industry publication, for the two months ended January 31, 1997, a total of 785 BACs traded at per BAC prices between $400 and $615.05 with a weighted average of $582.82 per BAC. Set forth below is a schedule of the trading activity of BACs during the year ended January 31, 1997, in two-month intervals, as reported by The Partnership Spectrum:

              Trading Activity for Year Ended January 31, 1997
-------------------------------------------------------------------------------
 Period                               Low/High          No. of BACs Traded
-----------------------------------   ---------------   --------------------
February 1, 1996-March 31, 1996        $485/$560                 126
April 1, 1996-May 31, 1996             $484/$578.95              130
June 1, 1996-July 31, 1996             $495/$540                  54
August 1, 1996-September 30, 1996      $450/$520                  60
October 1, 1996-November 30, 1996      $475/$530                  96
December 1, 1996-January 31, 1997      $400/$615.05              785

BACs holders are advised, however, that such gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of BACs, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

     In March 1997, at the request of the General Partners, the Purchaser retained Valuation Research Corporation to independently determine the value of the BACs for the Partnership. On April 8, 1997, Valuation Research Corporation delivered its valuation opinion (a copy of which has been filed as Exhibit
(c)(2) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on April 10, 1997). Subject to the terms, conditions and assumptions set forth therein and based upon various valuation methods, Valuation Research Corporation concluded that the estimated "Fair Value" (as defined below) of the BACs, effective as of March 31, 1997, is between $519.56 and $563.42 per BAC. For purposes of the valuation opinion, "Fair Value" is defined as "the amount for which a BAC would change hands between a willing buyer and a willing seller neither under compulsion to act, with equity to both, each having reasonable knowledge of all relevant facts, and within a commercially reasonable period of time." It is important to note, however, that the value of each BAC to a tendering BACs holder depends on such BACs holder's tax status. Therefore, this valuation may not necessarily represent the per BAC value to each BACs holder.

     The Purchase Price represents the price at which the Purchaser is willing to purchase BACs. Other measures of the value of the BACs may be relevant to BACs holders. BACs holders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender BACs.

     14. Conditions of the Offer.

     Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, subject to Rule 14e-1(c) under the Exchange Act, any tendered BACs and may terminate the Offer as to any BACs not then paid for if, prior to the Expiration Date, (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the BACs pursuant to the Offer, the Purchaser will have full rights to ownership as to all such BACs and the Purchaser will become the transferee of the purchased BACs for all purposes under the Partnership Agreement, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the BACs pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment and may terminate or amend the Offer as to such BACs if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exist:

     (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

     (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

     (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the BACs or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any BACs or the consummation of the Offer, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the BACs, including, but not limited to, the right to vote (through the Assignor Limited Partner) any BACs purchased by them on all matters with respect to which BACs holders have the right to direct the Assignor Limited Partner on the manner in which it will vote on matters presented to the Limited Partners and BACs holders, (iv) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of their affiliates as a result of the Offer,
(v) requires divestiture by the Purchaser of any BACs, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser, or (vii) challenges or adversely affects the Offer; or

     (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clauses (i) through (vii) of paragraph
(c) above; or

     (e) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or busi-ness combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

     (f) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the BACs to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

     (g) Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

     (h) the Partnership or any of its General Partners shall have amended, or proposed or authorized any amendment to, the Partnership Agreement or the Purchaser shall have become aware that the Partnership or any of its General Partners have proposed any such amendment.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

     15. Certain Legal Matters.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of BACs as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer as contemplated herein, other than the filing of a Tender Offer Statement on
Schedule 14D-1 (which has been filed) and any required amendments thereto. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action in the event that such approvals were not obtained or such actions were not taken.

     Appraisal Rights. BACs holders will not have appraisal rights as a result of the Offer.

     State Anti-takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase BACs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any BACs tendered.

     ERISA. By executing and returning the Letter of Transmittal, a BACs holder will be representing that either (a) the BACs holder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. ss.2510.3-101 of any such plan; or (b) the tender and acceptance of BACs pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Margin Requirements. The BACs are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of BACs contemplated by the Offer.

     16. Certain Fees and Expenses.

     Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. The Purchaser has retained Related Capital Company, its affiliate and an affiliate of RCP, to act as Information Agent/Depositary in connection with the Offer. The Purchaser will pay to the Information Agent/Depositary reasonable and customary compensation for its services, plus reimbursement for certain reasonable out-of-pocket expenses, and has agreed to indemnify it against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     17. Miscellaneous.

     The Offer is being made to all BACs holders, Beneficial Owners and Assignees, all to the extent their names and addresses are reflected on the books and records of the Partnership. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) BACs holders in such state.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 9 ("Certain Information Concerning the Partnership") (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.



                                            Lehigh Tax Credit Partners L.L.C.

     April 10, 1997

                                  APPENDIX A
                           GLOSSARY OF DEFINED TERMS

     "Assignee" means a person or entity who has purchased BACs but is not recognized on the books and records of the Partnership maintained by the Assignor Limited Partner as a registered holder of such BACs.

     "Assignor Limited Partner" means Liberty Credit Assignor III Inc., a Delaware corporation, or any successor to it which holds Limited Partnership Interests on behalf of BACs holders.

     "BACs" means the beneficial assignment certificates executed by the Assignor Limited Partner and delivered to a purchaser of BACs in evidence of the assignment by the Assignor Limited Partner to such BACs holder of all of the economic and virtually all of the other rights, benefits and privileges of the ownership of a portion of the Partnership interest of the Assignor Limited Partner.

     "BACs holder" means a holder of BACs and who is reflected as an assignee of record of BACs on the books and records of the Partnership maintained by the Assignor Limited Partner.

     "Beneficial Owner" means a BACs holder in the case of BACs owned by Individual Retirement Accounts or Keogh plans.

     "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Exchange Act.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Credit Period" has the meaning set forth in Section 9.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Everest" means Everest Properties, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Expiration Date" has the meaning set forth in Section 1.

     "Form 10-K" means the Partnership's Form 10-K for the fiscal year ended March 31, 1996.

     "Form 10-Q" means the Partnership's Form 10-Q for the quarter ended December 31, 1996.

     "FTC" means the Federal Trade Commission.

     "General Partners" means Related Credit Properties III L.P., a Delaware limited partnership, and Liberty GP III Inc., a Delaware corporation.

     "Historic Tax Credits" means any historic rehabilitation credits to tax allowed to the Partnership and its partners under Section 47 of the Code.

     "Housing Tax Credits" means any low-income housing credits to tax allowed to the Partnership and its partners under Section 42 of the Code.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Information Agent/Depositary" means Related Capital Company, an affiliate of the Purchaser and RCP.

     "IRA" means an individual retirement account.

     "Liberty Associates" means Liberty Associates IV L.P., a Delaware limited partnership and an affiliate of each General Partner.

     "Liberty GP" means Liberty GP III Inc., a Delaware corporation and a general partner of the Partnership.

     "Limited Partner" means the Assignor Limited Partner, the Original Limited Partner or any other person or entity who is admitted as a Substituted Limited Partner, at the time of reference thereto, in such person's or entity's capacity as a limited partner of the Partnership.

     "Limited Partnership Interest" means the ownership interest of a Limited Partner, including its interest in distributions, including liquidating distributions, and profits and losses of the Partnership and all of its other rights, duties and obligations under the Partnership Agreement.

     "Managing Member" means Lehigh Tax Credit Partners, Inc., a Delaware corporation and the managing member of the Purchaser.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Offer" has the meaning set forth in the Introduction.

     "Offer to Purchase" means this Offer to Purchase dated April 10, 1997.

     "Partnership" means Liberty Tax Credit Plus III L.P., a Delaware limited partnership.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 2, 1989, by and among Shearson Liberty GP III Inc., a Delaware corporation, and Related Credit Properties III L.P., a Delaware limited partnership, as General Partners, Liberty Associates IV L.P., as Original Limited Partner of the Partnership and as Special Limited Partner of Local Partnerships, Liberty Credit Assignor III Inc., as Assignor Limited Partner, and those persons or entities admitted to the Partnership from time to time as Limited Partners.

     "Purchase Price" has the meaning set forth in the Introduction.

     "Purchaser" means Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company and an affiliate of RCP.

     "RCP" means Related Credit Properties III L.P., a Delaware limited partnership and a general partner of the Partnership. RCP is affiliated with the Purchaser.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Standstill Agreement" means the letter agreement, dated April 4, 1997, among the Partnership, the Purchaser and RCP.

     "Standstill Expiration Date" means April 4, 2007.

     "Substituted Limited Partner" means any person or entity admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.2D of the Partnership Agreement.

     "Tax Credits" means Historic Rehabilitation Tax Credits and Housing Tax Credits.

     "TIN" means taxpayer identification number.

     "Transfer Restrictions" has the meaning set forth in Section 2.

     "UBTI" means unrelated business taxable income.

     "Unit" means a unit of limited partner interest in the Partnership, representing a cash contribution of $1,000 to the capital of the Partnership. Reference to a majority, or specified percentage, in the interest of the Limited Partners means Limited Partners who, in the aggregate, own greater than 50%, or such specified percentage, respectively, of the total number of BACs.

                                  SCHEDULE I
     EXECUTIVE OFFICERS AND DIRECTORS OF LEHIGH TAX CREDIT PARTNERS, INC.

     Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each executive officer and director of Lehigh Tax Credit Partners, Inc. (the "Managing Member"). Each person listed below is a citizen of the United States.


     J. Michael Fried is a director and executive officer of the Managing Member. Mr. Fried is also the President and the Director of Related Credit Properties III Inc., a general partner of the Partnership. Additionally, Mr. Fried is the sole stockholder of one of the general partners of Related Capital Company ("Related Capital"), a New York general partnership that has, directly or indirectly, sponsored 22 public and 238 private real estate investment programs that have raised in excess of $2.8 billion from more than 106,000 investors. In that capacity, he is generally responsible for all of syndication, finance, acquisition and investor reporting activities of Related Capital and its affiliates. Mr. Fried practiced corporate law in New York City with the law firm of Proskauer Rose Goetz & Mendelsohn from 1974 until he joined Related in 1979. Mr. Fried graduated from Brooklyn Law School with a Juris Doctor Degree, magna cum laude; from Long Island University Graduate School with a Master of Science degree in Psychology; and from Michigan State University with a Bachelor of Arts degree in History.

     Stuart J. Boesky is a director and executive officer of the Managing Member. Mr. Boesky is also a Vice President of Related Credit Properties III Inc., a general partner of the Partnership. Mr. Boesky practiced real estate and tax law in New York City with the law firm of Shipley & Rothstein from 1984 until February 1986 when he joined Related Capital. From 1983 to 1984 Mr. Boesky practiced law with the Boston law firm of Kaye, Fialkow, Richmond & Rothstein (which subsequently merged with Stroock & Stroock & Lavan) and from 1978 to 1980 was a consultant specializing in real estate at the accounting firm of Laventhol & Horwath. Mr. Boesky is the sole stockholder of one of the general partners of Related Capital. Mr. Boesky graduated from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law.

     Alan P. Hirmes is a director and executive officer of the Managing Member. Mr. Hirmes is also the Senior Vice President of Related Credit Properties III Inc., a general partner of the Partnership. Additionally, Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Wiener & Co., certified public accountants. Mr. Hirmes is also the sole stockholder of one of the general partners of Related Capital. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree.

                                  SCHEDULE II
                          Local Partnership Schedule

                                                                                 % of Units Occupied at May 1
                                                                        -------------------------------------------------
      Name and Location (Number of Units)            Date Acquired      1996      1995      1994      1993      1992
-------------------------------------------------   -----------------   -------   -------   -------   -------   ------
C.V. Bronx Associates, L.P./Gerald Gardens           June 1989             97        95        98       100       85
Bronx, NY (121)

Michigan Rural Housing Limited Partnership           September 1989        89        90        95        94       93
Michigan (192)(a)

Jefferson Limited Partnership                        December 1989         99        96       100       100       97
Shreveport, LA (69)

Inter-Tribal Indian Village Housing Development      October 1989         100       100        97       100      100
Associates, L.P.
Providence, RI (36)

RBM Associates/Spring Garden                         December 1989        100       100       100       100      100
Philadelphia, PA (8)

Glenbrook Associates                                 November 1989        100       100        98       100      100
Atglen, PA (35)

Affordable Flatbush Associates                       December 1989        100        97       100       100      100
Brooklyn, NY (30)

Barclay Village II, LTD.                             November 1989        100       100       100       100      100
Chambersburg, PA (87)

1850 Second Avenue Associates, L.P.                  October 1989         100       100       100       100      100
New York, NY (48)

R.P.P. Limited Dividend Housing/River Place          November 1989         97        99        96        92       76
Detroit, MI (301)

Williamsburg Residential II, L.P.                    November 1989         92        96        99        95       95
Wichita, KS (50)

West 104th Street Associates L.P.                    December 1989        100        98       100       100      100
New York, NY (56)

Meredith Apartments, LTD.                            August 1989          100       100        95        95       95
Salt Lake City, UT (22)

Ritz Apartments, LTD.                                August 1989          100       100       100       100      100
Salt Lake City, UT (30)

Ashby Apartments, LTD.                               August 1989           96       100       100       100      100
Salt Lake City, UT (27)

South Toledo Associates, LTD.                        January 1990         100       100        94       100      100
Toledo, OH (18)

Dunlap School Venture                                January 1990          92        98       100       100      100
Philadelphia, PA (35)

Philipsburg Elderly Housing Associates               February 1990         99        98       100       100      100
Philipsburg, PA (103)

Franklin Elderly Housing Associates                  February 1990         99        99       100       100      100
Franklin, PA (89)

                           Local Partnership Schedule

                                                                            % of Units Occupied at May 1
                                                                   -------------------------------------------------
    Name and Location (Number of Units)          Date Acquired     1996      1995      1994      1993      1992
---------------------------------------------   ----------------   -------   -------   -------   -------   ------
Wade D. Mertz Elderly Housing Associates         February 1990        99        99       100       100       100
Sharpsville, PA (103)

Lancashire Towers Associates                     February 1990       100       100       100       100       100
Limited Partnership
Cleveland, OH (240)

Northwood Associates Limited Partnership         February 1990        97        92        95       100        98
Toledo, OH (176)

Brewery Renaissance Associates                   February 1990        98        98        98       100       100
Middletown, NY (53)

Brandywine Court Associates, L.P.                November 1989        94        90        96        98        94
Jacksonville, FL (52)

Art Apartments Associates                        March 1990           83        94        97       100       100
Philadelphia, PA (30)

The Village at Carriage Hills, LTD.              March 1990          100       100       100       100       100
Clinton, TN (48)

Mountainview Apartments, LTD.                    March 1990          100       100       100       100       100
Newport, TN (34)

The Park Village, Limited                        March 1990          100       100       100        99       100
Jackson, MS (24)

River Oaks Apartments, LTD.                      March 1990          100       100       100       100       100
Oneonta, AL (35)

Forrest Ridge Apartments, LTD.                   March 1990          100       100       100       100       100
Forrest City, AR (25)

The Hearthside Limited Dividend Housing          March 1990           98       100        98        98       100
Association Limited Partnership
Portage, MI (101)

Redemptorist Limited Partnership                 March 1990           98        95       100        97       100
New Orleans, LA (126)

Manhattan A Associates                           April 1990           97        98        96        98       100
New York, NY (99)

Broadhurst Willows, L.P.                         April 1990           96        97        98       100       100
New York, NY (129)

Weidler Associates Limited Partnership           May 1990             98        98        99       100       100
Portland, OR (52)

Gentle Pines-West Columbia Associates, L.P.      June 1990            99        97       100        99       100
Columbia, SC (150)

Lake Forest Estates II, LTD.                     June 1990           100        97       100       100       100
Livingston, AL (32)

Las Camelias Limited Partnership                 June 1990           100        98       100       100        99
Rio Piedras, PR (166)

                           Local Partnership Schedule

                                                                            % of Units Occupied at May 1
                                                                   -------------------------------------------------
   Name and Location (Number of Units)          Date Acquired      1996      1995      1994      1993      1992
--------------------------------------------   -----------------   -------   -------   -------   -------   ------
WPL Associates XXIII                            July 1990             97        98       100        95       92
Portland, OR (48)

Broadway Townhouses L.P.                        July 1990            100       100       100       100      100
Camden, NJ (175)

Puerto Rico Historic Zone Limited               August 1990          100       100       100       100       60
Dividend Partnership
San Juan, PR (67)

Citrus Meadows Apartments, LTD.                 July 1990             94        96        95        98       96
Brandenton, FL (200)

Sartain School Venture                          August 1990           89        98       100        96      100
Philadelphia, PA (35)

Driftwood Terrace Associates, LTD.              September 1990       100        99       100       100      100
Ft. Lauderdale, FL (176)

Holly Hill, LTD.                                October 1990         100        96       100       100      100
Greenville, TN (46)

Mayfair Apartments LTD.                         October 1990         100       100       100        99       94
Morristown, TN (48)

Foxcroft Apartments LTD.                        October 1990          98       100       100        99       98
Troy, AL (48)

Canterbury Apartments, LTD.                     October 1990         100       100       100       100      100
Indianola, MS (48)

Cutler Canal III Associates, LTD.               October 1990          95        97        98        60       97
Miami, FL (262)

Jefferson Place L.P.                            October 1990          93        99        98        94       85
Olathe, KS (352)

Callaway Village, LTD.                          November 1990        100       100       100        98      100
Clinton, TN (46)

Commerce Square Apartments Associates L.P.      December 1990         95        98       100        99       95
Smyrna, DE (80)

West 132nd Development Partnership              December 1990         88        95        97       100       98
New York, NY (40)

Site H Development Co.                          December 1990        100       100       100       100      100
Brooklyn, NY (11)

L.I.H. Chestnut Associates, L.P.                December 1990         97        85       100       100       63
Philadelphia, PA (78)

Diamond Phase II Venture                        December 1990         91        97        94       100      100
Philadelphia, PA (32)

Bookbindery Associates                          December 1990         98        93        95       100      100
Philadelphia, PA (41)

                           Local Partnership Schedule

                                                                     % of Units Occupied at May 1
                                                            -------------------------------------------------
 Name and Location (Number of Units)      Date Acquired     1996      1995      1994      1993      1992
--------------------------------------   ----------------   -------   -------   -------   -------   ------
The Hamlet, LTD.                          December 1990        98        92        95        96       63
Boynton Beach, FL (240)

Stop 22 Limited Partnership               December 1990       100        99       100       100      100
Santurce, PR (153)

Knob Hill Apartments, LTD.                December 1990       100       100       100       100      100
Greenville, TN (48)

Conifer James Street Associates           December 1990        92        79       100       100      100
Syracuse, NY (73)

Longfellow Heights Apartments, L.P.       March 1991           98        86        98       100       30
Kansas City, MO (104)

(a) Consists of five apartment complexes located throughout Michigan.

                                 SCHEDULE III
                 Certain Information Concerning the Properties
                             As of March 31, 1996


                                                Initial Cost to Partnership
                                               ------------------------------
                                                                                   Costs
                                                                                Capitalized
                                   Carrying                    Buildings        Subsequent
                                   Amount of                      and         to Acquisition:
           Description             Mortgages       Land       Improvements     Improvements
--------------------------------- ------------ ------------- --------------- ------------------
C.V. Bronx Associates, L.P.        $        0   $1,705,800     $        0        $4,244,915
Bronx, NY

Michigan Rural Housing              4,737,024      141,930      4,013,207         1,898,120
Limited Partnership
Michigan

Jefferson Limited Partnership       1,375,991       65,000      3,289,429            50,806
Shreveport, LA

Inter-Tribal Indian Village         1,656,275       36,643      3,290,524            77,549
Housing Development
Associates, L.P.
Providence, RI

RBM Associates                        975,000            0      1,590,733            72,853
Philadelphia, PA

Glenbrook Associates                1,658,126      137,000      2,833,081           123,724
Atglen, PA

Affordable Flatbush                 1,683,627            0      2,551,365           170,036
Associates
Brooklyn, NY

Barclay Village II, LTD.            2,759,662      204,825      3,249,918           466,550
Chambersburg, PA

1850 Second Avenue                          0      920,472      6,262,968           (54,340)
Associates, L.P.
New York, NY

R.P.P. Limited Dividend            32,000,000            0     29,051,380        14,577,181
Housing
Detroit, MI

Williamsburg Residential II, LP     1,525,655      358,305      2,713,872            68,613
Wichita, KS

West 104th Street                           0            0              0         3,008,768
Associates, L.P.
New York, NY

Meredith Apartments, LTD.             658,571       40,000      1,500,117            17,587
Salt Lake City, UT

Ritz Apartments, LTD.                 320,647       59,760        592,704            77,291
Salt Lake City, UT

Ashby Apartments, LTD.                320,524       50,850        549,611           122,886
Salt Lake City, UT

South Toledo Associates, LTD.         849,711       47,571      1,411,386            44,416
Toledo, OH



                                  Gross Amount at which Carried At Close of Period
                                  ------------------------------------------------
                                                                                                   Year of
                                                 Buildings and                  Accumulated     Construction/
           Description                Land       Improvements       Total       Depreciation      Renovation
--------------------------------- ------------- ---------------- ------------- --------------- ----------------
C.V. Bronx Associates, L.P.        $1,439,504      $4,511,211     $5,950,715      $ 718,496            1990
Bronx, NY

Michigan Rural Housing                148,716       5,904,541      6,053,257      1,292,432            1989
Limited Partnership
Michigan

Jefferson Limited Partnership          71,786       3,333,449      3,405,235        642,639            1990
Shreveport, LA

Inter-Tribal Indian Village            43,429       3,361,287      3,404,716        751,994            1989
Housing Development
Associates, L.P.
Providence, RI

RBM Associates                          6,786       1,656,800      1,663,586        218,470            1989
Philadelphia, PA

Glenbrook Associates                  143,786       2,950,019      3,093,805        593,807            1989
Atglen, PA

Affordable Flatbush                     6,787       2,714,614      2,721,401        612,367            1989
Associates
Brooklyn, NY

Barclay Village II, LTD.              211,611       3,709,682      3,921,293        835,579            1989
Chambersburg, PA

1850 Second Avenue                    392,457       6,736,643      7,129,100      1,309,127            1989
Associates, L.P.
New York, NY

R.P.P. Limited Dividend                 6,786      43,621,775     43,628,561      9,478,091            1989
Housing
Detroit, MI

Williamsburg Residential II, LP       362,484       2,778,306      3,140,790        367,082            1989
Wichita, KS

West 104th Street                       6,787       3,001,981      3,008,768        476,933            1990
Associates, L.P.
New York, NY

Meredith Apartments, LTD.              46,787       1,510,917      1,557,704        326,594            1989
Salt Lake City, UT

Ritz Apartments, LTD.                  66,547         663,208        729,755        146,109            1989
Salt Lake City, UT

Ashby Apartments, LTD.                 57,637         665,710        723,347        131,685            1989
Salt Lake City, UT

South Toledo Associates, LTD.          51,677       1,451,696      1,503,373        219,594            1988
Toledo, OH



                                                  Life on Which
                                                 Depreciation in
                                                  Latest Income
                                                  Statement is
                                      Date          Computed
           Description              Acquired         (c) (d)
--------------------------------- ------------- -----------------
C.V. Bronx Associates, L.P.        June 1989     15-27.5 years
Bronx, NY

Michigan Rural Housing             Sept. 1989    27.5 years
Limited Partnership
Michigan

Jefferson Limited Partnership      Dec. 1989     27.5 years
Shreveport, LA

Inter-Tribal Indian Village        Oct. 1989     27.5 years
Housing Development
Associates, L.P.
Providence, RI

RBM Associates                     Dec. 1989     40 years
Philadelphia, PA

Glenbrook Associates               Nov. 1989     27.5 years
Atglen, PA

Affordable Flatbush                Dec. 1989     27.5 years
Associates
Brooklyn, NY

Barclay Village II, LTD.           Nov. 1989     27.5 years
Chambersburg, PA

1850 Second Avenue                 Nov. 1989     27.5 years
Associates, L.P.
New York, NY

R.P.P. Limited Dividend            Nov. 1989     27-31 years
Housing
Detroit, MI

Williamsburg Residential II, LP    Nov. 1989     40 years
Wichita, KS

West 104th Street                  Dec. 1989     27.5 years
Associates, L.P.
New York, NY

Meredith Apartments, LTD.          Aug. 1989     27.5 years
Salt Lake City, UT

Ritz Apartments, LTD.              Aug. 1989     27.5 years
Salt Lake City, UT

Ashby Apartments, LTD.             Aug. 1989     27.5 years
Salt Lake City, UT

South Toledo Associates, LTD.      Jan. 1990     40 years
Toledo, OH


                                              Initial Cost to Partnership
                                              ---------------------------
                                                                              Costs
                                                                           Capitalized
                                  Carrying                Buildings        Subsequent
                                  Amount of                  and         to Acquisition:
          Description             Mortgages     Land     Improvements     Improvements
-------------------------------- ------------ --------- --------------- ------------------
Dunlap School Venture              2,486,852     5,352     4,522,721          145,358
Philadelphia, PA

Philips Elderly Housing            3,336,504    45,000     4,092,500          366,272
Associates
Philipsburg, PA

Franklin Elderly Housing           2,398,750   165,000     2,594,447          135,748
Associates
Franklin, PA

Wade D. Mertz Elderly              3,600,754    65,000     4,234,049          412,492
Housing Associates
Sharpsville, PA

Lancashire Towers                  3,433,142   265,000     6,871,575          318,666
Associates LP
Cleveland, OH

Northwood Associates               2,216,969   200,000     4,065,856          290,312
Limited Partnership
Toledo, OH

Brewery Renaissance                3,375,000    77,220       102,780        6,149,166
Associates
Middletown, NY

Brandywine Court                   1,439,790    78,000     1,960,262           59,685
Associates, L.P.
Jacksonville, FL

Art Apartments Associates          1,161,384    13,695     2,713,615           56,237
Philadelphia, PA

The Village at Carriage Hills,     1,475,738    86,663     1,753,799           54,563
LTD.
Clinton, TN

Mountainview Apartments,           1,046,459    49,918     1,254,182           52,584
LTD, Newport, TN

The Park Village, Limited            381,864    44,102       749,940           65,870
Jackson, MS

River Oaks Apartments, LTD.        1,075,784    80,340     1,221,336           51,117
Oneonta, AL

Forrest Ridge Apartments, LTD        825,752    36,000     1,016,647           62,385
Forest City, AR



                                 Gross Amount at which Carried At Close of Period
                                 ------------------------------------------------
                                                                                             Year of
                                            Buildings and                 Accumulated     Construction/
          Description              Land     Improvements       Total      Depreciation     Renovation
-------------------------------- --------- ---------------- ------------ --------------- ----------------
Dunlap School Venture               9,458      4,663,973      4,673,431       627,296     1989
Philadelphia, PA

Philips Elderly Housing            68,101      4,435,671      4,503,772     1,089,564     1990
Associates
Philipsburg, PA

Franklin Elderly Housing          169,106      2,726,089      2,895,195       729,133     1989
Associates
Franklin, PA

Wade D. Mertz Elderly              69,106      4,642,435      4,711,541     1,254,737     1989
Housing Associates
Sharpsville, PA

Lancashire Towers                 269,106      7,186,135      7,455,241     1,547,897     1989
Associates LP
Cleveland, OH

Northwood Associates              204,106      4,352,062      4,556,168       935,630     1989
Limited Partnership
Toledo, OH

Brewery Renaissance                81,326      6,247,840      6,329,166     1,117,693     1990
Associates
Middletown, NY

Brandywine Court                   82,106      2,015,841      2,097,947       525,774     1988
Associates, L.P.
Jacksonville, FL

Art Apartments Associates          17,801      2,765,746      2,783,547       556,756     1990
Philadelphia, PA

The Village at Carriage Hills,     90,769      1,804,256      1,895,025       379,804     1990
LTD.
Clinton, TN

Mountainview Apartments,           54,024      1,302,660      1,356,684       300,055     1990
LTD,
Newport, TN

The Park Village, Limited          48,208        811,704        859,912       185,785     1990
Jackson, MS

River Oaks Apartments, LTD.        84,446      1,268,347      1,352,793       203,478     1990
Oneonta, AL
Forrest Ridge Apartments, LTD      40,106      1,074,926      1,115,032       166,499     1990
Forest City, AR



                                                Life on Which
                                               Depreciation in
                                                Latest Income
                                                Statement is
                                     Date         Computed
          Description              Acquired        (c) (d)
-------------------------------- ------------ -----------------
Dunlap School Venture             Jan. 1990    40 years
Philadelphia, PA

Philips Elderly Housing           Feb. 1990    27.5 years
Associates
Philipsburg, PA

Franklin Elderly Housing          Feb. 1990    27.5 years
Associates
Franklin, PA

Wade D. Mertz Elderly             Feb. 1990    27.5 years
Housing Associates
Sharpsville, PA

Lancashire Towers                 Feb. 1990    27.5 years
Associates LP
Cleveland, OH

Northwood Associates              Feb. 1990    27.5 years
Limited Partnership
Toledo, OH

Brewery Renaissance               Feb. 1990    27.5 years
Associates
Middletown, NY

Brandywine Court                  Nov. 1990    27.5 years
Associates, L.P.
Jacksonville, FL

Art Apartments Associates         Mar. 1990    27.5 years
Philadelphia, PA

The Village at Carriage Hills,    Mar. 1990    25-40 years
LTD.
Clinton, TN

Mountainview Apartments,          Mar. 1990    25-40 years
LTD,
Newport, TN

The Park Village, Limited         Mar. 1990    40 years
Jackson, MS

River Oaks Apartments, LTD.       Mar. 1990    25-40 years
Oneonta, AL

Forrest Ridge Apartments, LTD     Mar. 1990    25-40 years
Forest City, AR


                                             Initial Cost to Partnership
                                             ----------------------------
                                                                               Costs
                                                                            Capitalized
                                 Carrying                  Buildings        Subsequent
                                 Amount of                    and         to Acquisition:
          Description            Mortgages      Land      Improvements     Improvements
------------------------------- ------------ ----------- --------------- ------------------
The Hearthside Limited            2,952,393     242,550     4,667,594            61,725
Dividend Housing
Associates Limited
Partnership
Portgage, MI

Redemptorist L.P.                 2,855,201           0     6,497,259            49,424
New Orleans, LA

Manhattan A Associates            4,224,156   1,092,959     5,991,888           324,273
New York, NY

Broadhurst Willows, L.P.                  0     102,324     5,151,039            39,644
New York, NY

Weidler Associates Limited        1,272,963     225,000             0         2,161,912
Partnership
Portland, OR

Gentle Pines/West Columbia        3,668,420     327,650     4,276,739           136,970
Associates, L.P.
Columbia, SC

Lake Forest Estates II, LTD.        971,513      21,623     1,182,480            45,048
Livingston, AL

Las Camelias L.P.                 6,000,000     249,000         6,400         9,240,637
Rio Piedras, PR

WPL Associates XIIII              2,274,922           0     3,721,763           173,781
Portland, OR

Broadway Townhouses L.P.         10,779,295     163,000     5,120,066        14,424,001
Camden, NJ

Puerto Rico Historic Zone         4,025,000           0             0         6,478,736
Limited Dividend
Partnership
San Juan, PR

Citrus Meadows Apartments,        7,350,353     610,073             0         9,377,919
LTD.
Brandenton, FL

Sartain School Venture            1,967,022       3,883     3,486,875           113,043
Philadelphia, PA

Driftwood Terrace Associates,     7,059,701     270,000     7,753,765           166,514
LTD.
Ft. Lauderdale, FL

Holly Hill, LTD.                  1,396,050      50,000     1,631,820            92,745
Greenville, TN



                                Gross Amount at which Carried At Close of Period
                                ------------------------------------------------
                                                                                              Year of
                                             Buildings and                 Accumulated      Construction/
          Description              Land      Improvements       Total      Depreciation      Renovation
------------------------------- ----------- ---------------- ------------ --------------- ----------------
The Hearthside Limited             246,656      4,725,213      4,971,869     1,310,018     1990
Dividend Housing
Associates Limited
Partnership
Portgage, MI

Redemptorist L.P.                    4,106      6,542,577      6,546,683     1,256,007     1990
New Orleans, LA

Manhattan A Associates           1,097,065      6,312,055      7,409,120     1,303,818     1990
New York, NY

Broadhurst Willows, L.P.           106,430      5,186,577      5,293,007     1,614,253     1990
New York, NY

Weidler Associates Limited         229,106      2,157,806      2,386,912       397,273     1990
Partnership
Portland, OR

Gentle Pines/West Columbia         331,756      4,409,603      4,741,359     1,213,114     1990
Associates, L.P.
Columbia, SC

Lake Forest Estates II, LTD.        25,729      1,223,422      1,249,151       183,979     1990
Livingston, AL

Las Camelias L.P.                  298,878      9,197,159      9,496,037     1,638,317     1990
Rio Piedras, PR

WPL Associates XIIII                 4,106      3,891,438      3,895,544       827,449     1990
Portland, OR

Broadway Townhouses L.P.           167,106     19,539,961     19,707,067     3,786,489     1990
Camden, NJ

Puerto Rico Historic Zone          156,842      6,321,894      6,478,736     1,016,251     1990
Limited Dividend
Partnership
San Juan, PR

Citrus Meadows Apartments,         812,609      9,175,383      9,987,992     1,836,005     1990
LTD.
Brandenton, FL

Sartain School Venture               7,989      3,595,812      3,603,801       481,195     1990
Philadelphia, PA

Driftwood Terrace Associates,      274,106      7,916,173      8,190,279     2,549,460     1989
LTD.
Ft. Lauderdale, FL

Holly Hill, LTD.                    54,106      1,720,459      1,774,565       342,677     1990
Greenville, TN



                                                Life on Which
                                               Depreciation in
                                                Latest Income
                                                Statement is
                                    Date          Computed
          Description             Acquired         (c) (d)
------------------------------- ------------- -----------------
The Hearthside Limited           Mar. 1990     15-27.5 years
Dividend Housing
Associates Limited
Partnership
Portgage, MI

Redemptorist L.P.                Mar. 1990     27.5 years
New Orleans, LA

Manhattan A Associates           Apr. 1990     27.5 years
New York, NY

Broadhurst Willows, L.P.         Apr. 1990     25 years
New York, NY

Weidler Associates Limited       May 1990      15-27.5 years
Partnership
Portland, OR

Gentle Pines/West Columbia       June 1990     27.5 years
Associates, L.P.
Columbia, SC

Lake Forest Estates II, LTD.     June 1990     25-40 years
Livingston, AL

Las Camelias L.P.                June 1990     27.5 years
Rio Piedras, PR

WPL Associates XIIII             July 1990     27.5 years
Portland, OR

Broadway Townhouses L.P.         July 1990     27.5 years
Camden, NJ

Puerto Rico Historic Zone        Aug. 1990     27.5 years
Limited Dividend
Partnership
San Juan, PR

Citrus Meadows Apartments,       July 1990     27.5 years
LTD.
Brandenton, FL

Sartain School Venture           Aug. 1990     15-40 years
Philadelphia, PA

Driftwood Terrace Associates,    Sept. 1990    27.5 years
LTD.
Ft. Lauderdale, FL

Holly Hill, LTD.                 Oct. 1990     25-40 years
Greenville, TN


                                                 Initial Cost to Partnership
                                                 ----------------------------
                                                                                   Costs
                                                                                Capitalized
                                     Carrying                  Buildings        Subsequent
                                     Amount of                    and         to Acquisition:
            Description              Mortgages      Land      Improvements     Improvements
----------------------------------- ------------ ----------- --------------- ------------------
Mayfair Apartments LTD.               1,380,401      50,000     1,614,861            54,747
Morristown, TN

Foxcroft Apartments Ltd.              1,252,673      75,000     1,382,973            86,337
Troy, AL

Canterbury Apartments, LTD.           1,436,436      33,000     1,738,871            56,072
Indianola, MS

Cutler Canal III Associates, LTD.     7,931,617   1,269,265             0        11,933,201
Miami, FL

Jefferson Place L.P.                 12,800,000     531,063    13,477,553            44,416
Olathe, KS

Callaway Village, LTD.                1,410,548      66,000     1,613,920            75,949
Clinton, TN

Commerce Square                       2,895,817     303,837             0         4,785,670
Apartments Associates, L.P.
Smyrna, DE

West 132nd Development                1,763,638           0             0         2,770,498
Partnership
New York, NY

Site H Development Co.                  785,589           0     1,346,000            44,416
Brooklyn, NY

L.I.H. Chestnut Associates,           6,189,619     752,000       693,995         6,252,451
L.P.
Philadelphia, PA

Diamond Phase II Venture              1,899,222           0             0         3,989,774
Philadelphia, PA

Bookbindery Associates                1,532,485           0             0         3,841,162
Philadelphia, PA

The Hamlet, LTD.                      8,146,693   1,180,482             0        13,320,486
Boynton, FL

Stop 22 Limited Partnership           8,411,424           0     4,025,481         6,847,588
Santurce, PR

Knob Hill Apartments, LTD.            1,482,851      75,085             0         1,822,528
Greenville, TN

Conifer James Street                  2,551,107      57,034             0         4,430,532
Associates
Syracuse, NY



                                    Gross Amount at which Carried At Close of Period
                                    ------------------------------------------------
                                                                                                  Year of
                                                 Buildings and                 Accumulated      Construction/
            Description                Land      Improvements       Total      Depreciation      Renovation
----------------------------------- ----------- ---------------- ------------ --------------- ----------------
Mayfair Apartments LTD.                 54,106      1,665,502      1,719,608       251,151     1990
Morristown, TN

Foxcroft Apartments Ltd.                79,106      1,465,204      1,544,310       219,498     1990
Troy, AL

Canterbury Apartments, LTD.             37,106      1,790,837      1,827,943       275,795     1990
Indianola, MS

Cutler Canal III Associates, LTD.    1,273,507     11,928,959     13,202,466     1,104,517     1990
Miami, FL

Jefferson Place L.P.                   535,169     13,517,863     14,053,032     3,444,937     1990
Olathe, KS

Callaway Village, LTD.                  70,106      1,685,763      1,755,869       252,112     1990
Clinton, TN

Commerce Square                        307,943      4,781,564      5,089,507       511,484     1990
Apartments Associates, L.P.
Smyrna, DE

West 132nd Development                  13,106      2,757,392      2,770,498       339,763     1990
Partnership
New York, NY

Site H Development Co.                   4,106      1,386,310      1,390,416       301,547     1990
Brooklyn, NY

L.I.H. Chestnut Associates,            759,229      6,939,217      7,698,446       901,520     1990
L.P.
Philadelphia, PA

Diamond Phase II Venture                22,081      3,967,693      3,989,774       426,820     1990
Philadelphia, PA

Bookbindery Associates                  29,105      3,812,057      3,841,162       415,238     1990
Philadelphia, PA

The Hamlet, LTD.                     1,184,587     13,316,381     14,500,968     2,110,235     1990
Boynton, FL

Stop 22 Limited Partnership            216,918     10,656,151     10,873,069     1,752,488     1990
Santurce, PR

Knob Hill Apartments, LTD.              79,190      1,818,423      1,897,613       248,147     1990
Greenville, TN

Conifer James Street                    61,139      4,426,427      4,487,566       785,057     1990
Associates
Syracuse, NY



                                                   Life on Which
                                                  Depreciation in
                                                   Latest Income
                                                   Statement is
                                        Date         Computed
            Description               Acquired        (c) (d)
----------------------------------- ------------ -----------------
Mayfair Apartments LTD.              Oct. 1990    25-40 years
Morristown, TN

Foxcroft Apartments Ltd.             Oct. 1990    25-40 years
Troy, AL

Canterbury Apartments, LTD.          Oct. 1990    25-40 years
Indianola, MS

Cutler Canal III Associates, LTD.    Oct. 1990    40 years
Miami, FL

Jefferson Place L.P.                 Oct. 1990    19 years
Olathe, KS

Callaway Village, LTD.               Nov. 1990    25-40 years
Clinton, TN

Commerce Square                      Dec. 1990    27.5-40 years
Apartments Associates, L.P.
Smyrna, DE

West 132nd Development               Dec. 1990    40 years
Partnership
New York, NY

Site H Development Co.               Dec. 1990    27.5 years
Brooklyn, NY

L.I.H. Chestnut Associates, L.P.     Dec. 1990    35 years
Philadelphia, PA

Diamond Phase II Venture             Dec. 1990    40 years
Philadelphia, PA

Bookbindery Associates               Dec. 1990    40 years
Philadelphia, PA

The Hamlet, LTD.                     Dec. 1990    27.5 years
Boynton, FL

Stop 22 Limited Partnership          Dec. 1990    27.5-31.5 years
Santurce, PR

Knob Hill Apartments, LTD.           Dec. 1990    40 years
Greenville, TN

Conifer James Street                 Dec. 1990    15-27.5 years
Associates
Syracuse, NY

                                      Initial Cost to Partnership
                                     -------------------------------      Costs
                                                                       Capitalized
                        Carrying                      Buildings        Subsequent
                       Amount of                         and         to Acquisition:
    Description        Mortgages         Land        Improvements     Improvements
-------------------- --------------- -------------- --------------- ------------------
Longfellow Heights
Apartments, L.P.
Kansas City, MO          4,161,430              0       7,739,692          194,108
                       ------------    -----------    ------------     ------------
                       $201,604,094    $12,730,274    $183,175,038     $136,623,717
                       ============    ===========    ============     ============



                     Gross Amount at which Carried At Close of Period
                     ------------------------------------------------
                                     Buildings                                            Year of
                                       and                             Accumulated      Construction/
    Description          Land        Improvements        Total        Depreciation      Renovation
-------------------- -------------- ---------------- --------------- --------------- ----------------
Longfellow Heights
Apartments, L.P.
Kansas City, MO               204       7,933,596        7,933,800        976,309     1991
                       -----------    ------------     ------------    -----------
                       $12,894,634    $319,634,395     $332,529,029    $61,814,023
                       ===========    ============     ============    ===========



                                    Life on Which
                                   Depreciation in
                                    Latest Income
                                    Statement is
                         Date         Computed
    Description        Acquired        (c) (d)
-------------------- ------------ -----------------
Longfellow Heights
Apartments, L.P.
Kansas City, MO       Mar. 1991    40 years


[(a) Properties are subject to mortgage notes as shown below.]

[(b) This amount reflects construction note payable.]

(c) Personal property is depreciated primarily by the straight line method over the estimated useful life ranging from 5 to 10 years.

(d) Since all properties were acquired as operating properties, depreciation is computed using primarily the straight line method over the estimated useful life determined by the Partnership date of acquisition.

                                         Cost of Property and Equipment                   Accumulated Depreciation
                                 ----------------------------------------------- --------------------------------------------
                                                                    Year Ended March 31,
                                 --------------------------------------------------------------------------------------------
                                      1996            1995            1994           1996           1995           1994
                                  ------------    ------------    ------------    -----------    -----------    -----------
Balance at beginning of period    $331,283,225    $330,297,974    $328,960,769    $49,956,736    $38,402,455    $26,799,101
Additions during period:
 Improvements                        1,290,504       1,003,595       1,409,856
                                                  ------------    ------------
 Depreciation expense                                                              11,885,729     11,565,888     11,648,794
Reductions during period:
 Dispositions                           44,700          18,344          72,651         28,442         11,607         45,440
                                  ------------    ------------    ------------    -----------    -----------    -----------
Balance at end of period          $332,529,029    $331,283,225    $330,297,974    $61,814,023    $49,956,736    $38,402,455
                                  ============    ============    ============    ===========    ===========    ===========

At the time the local partnerships were acquired by the Partnership, the entire purchase price paid by the Partnership was pushed down to the local partnerships as property and equipment with an offsetting credit to capital. Since the projects were in the construction phase at the time of acquisition, the capital accounts were insignificant at the time of purchase. Therefore, there are no material differences between the original cost basis for tax and GAAP.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Questions and requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent/Depositary as set forth below, and will be furnished promptly at the Purchaser's expense. The Letter of Transmittal and any other required documents should be sent or delivered by each BACs holder to the Information Agent/Depositary at its address set forth below. To be effective, a duly completed and signed Letter of Transmittal must be received by the Information Agent/Depositary at the address set forth below before 12:00 midnight, New York City Time, on Thursday, May 8, 1997.


                      By Mail/Hand or Overnight Delivery:

                            Related Capital Company
                              625 Madison Avenue
                           New York, New York 10022
                          Attention: Denise Bernstein


                       For Additional Information Call:


                               Denise Bernstein
                          c/o Related Capital Company
                           (800) 600-6422 (ext.2030)